Exhibit 99.1

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Lyondell Chemical Company is responsible for establishing and maintaining adequate internal control over financial reporting. Lyondell’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Lyondell management assessed the effectiveness of Lyondell’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on its assessment, Lyondell’s management has concluded that Lyondell’s internal control over financial reporting was effective as of December 31, 2006 based on those criteria.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the financial statements included in this Annual Report on Form 10-K, has audited management’s assessment of the effectiveness of Lyondell’s internal control over financial reporting as of December 31, 2006, as stated in their report that appears on the following page.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of Lyondell Chemical Company:

We have completed integrated audits of Lyondell Chemical Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Lyondell Chemical Company and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective December 31, 2006, the Company changed its method of accounting for defined benefit pension and other postretirement plans.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 8, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

February 28, 2007

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF INCOME

	For the year ended December 31,
Millions of dollars, except per share data	2006	2005	2004
Sales and other operating revenues:
Trade	$20,894	$16,907	$5,821
Related parties	1,334	1,699	125

	22,228	18,606	5,946
Operating costs and expenses:
Cost of sales	19,772	16,494	5,464
Asset impairments	673	210	4
Selling, general and administrative expenses	620	543	287
Research and development expenses	94	91	41
Purchased in-process research and development	—	—	64

	21,159	17,338	5,860

Operating income	1,069	1,268	86
Interest expense	(631)	(649)	(463)
Interest income	41	46	14
Other income (expense), net	36	(39)	(11)

Income (loss) before equity investments and income taxes	515	626	(374)
Income from equity investments:
Houston Refining LP	73	123	303
Equistar Chemicals, LP	—	—	141
Other	5	1	7

	78	124	451

Income before income taxes	593	750	77
Provision for income taxes	407	219	23

Net income	$186	$531	$54

Earnings per share:
Basic	$0.75	$2.16	$0.29

Diluted	$0.72	$2.04	$0.29

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,
Millions, except shares and par value data	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$446	$593
Accounts receivable:
Trade, net	2,073	1,563
Related parties	95	114
Inventories	2,259	1,657
Prepaid expenses and other current assets	164	176
Deferred tax assets	109	203

Total current assets	5,146	4,306
Property, plant and equipment, net	9,147	6,530
Investments and long-term receivables:
Investment in PO joint ventures	778	776
Investment in and receivable from Houston Refining LP	—	186
Other	118	114
Goodwill, net	1,648	2,295
Other assets, net	1,009	882

Total assets	$17,846	$15,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$22	$319
Accounts payable:
Trade	2,013	1,352
Related parties	83	101
Accrued liabilities	1,089	798

Total current liabilities	3,207	2,570
Long-term debt	8,018	5,974
Other liabilities	1,661	1,786
Deferred income taxes	1,598	1,571
Commitments and contingencies
Minority interests	174	180
Stockholders’ equity:
Common stock, $1.00 par value, 340,000,000 shares authorized, 249,764,306 and 247,876,385 shares issued, respectively	250	248
Additional paid-in capital	3,248	3,211
Retained (deficit)	(330)	(292)
Accumulated other comprehensive income (loss)	42	(136)
Treasury stock, at cost, 793,736 and 826,151 shares, respectively	(22)	(23)

Total stockholders’ equity	3,188	3,008

Total liabilities and stockholders’ equity	$17,846	$15,089

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
Millions of dollars	2006	2005	2004
Cash flows from operating activities:
Net income	$186	$531	$54
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	805	729	289
Asset impairments	673	210	4
Equity investments –
Amounts included in net income	(78)	(124)	(451)
Distributions of earnings	73	123	424
Deferred income taxes	42	142	19
Purchased in-process research and development	—	—	64
Debt prepayment premiums and charges	40	45	18
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(95)	(156)	42
Inventories	(236)	(94)	(137)
Accounts payable	(53)	292	(4)
Other, net	(135)	(104)	32

Net cash provided by operating activities	1,222	1,594	354

Cash flows from investing activities:
Expenditures for property, plant and equipment	(400)	(249)	(70)
Acquisition of Houston Refining LP and related payments, net of cash acquired	(2,505)	—	—
Distributions from affiliates in excess of earnings	117	183	95
Contributions and advances to affiliates	(86)	(148)	(53)
Cash received in acquisition of Millennium Chemicals Inc. and Equistar Chemicals, LP	—	—	452
Other	6	3	—

Net cash provided by (used in) investing activities	(2,868)	(211)	424

Cash flows from financing activities:
Issuance of long-term debt	4,357	100	4
Repayment of long-term debt	(2,677)	(1,512)	(319)
Dividends paid	(223)	(222)	(127)
Proceeds from stock option exercises	27	48	25
Other, net	7	6	1

Net cash provided by (used in) financing activities	1,491	(1,580)	(416)

Effect of exchange rate changes on cash	8	(14)	4

Increase (decrease) in cash and cash equivalents	(147)	(211)	366
Cash and cash equivalents at beginning of period	593	804	438

Cash and cash equivalents at end of period	$446	$593	$804

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Millions, except shares	Common Stock		Series B Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Net Stockholders’ Equity	Comprehensive Income (Loss)
	Issued	Treasury
Balance, January 1, 2004	$142	$(66)	$37	$1,571	$(474)	$(54)	$1,156
Net income	—	—	—	—	54	—	54	$54
Cash dividends ($0.90 per share)	—	—	—	—	(127)	—	(127)	—
Series B stock dividends, 1,784,439 shares	—	—	2	32	(34)	—	—	—
Foreign currency translation, net of tax of $36	—	—	—	—	—	110	110	110
Minimum pension liability	—	—	—	—	—	1	1	1
Reissuance of 1,506,094 treasury shares under benefit plans	—	42	—	—	(19)	—	23	—
Issuance of 477,677 shares of common stock under benefit plans	1	—	—	6	—	—	7	—
Acquisition of Millennium	63	—	—	1,524	—	—	1,587	—
Non-qualified stock option grants net of tax of $3	—	—	—	5	—	—	5	—
Conversion of Series B stock to common stock, 38,607,860 shares	39	—	(39)	—	—	—	—	—
Derivative instruments	—	—	—	—	—	(1)	(1)	(1)
Other	—	(4)	—	5	—	—	1	—

Comprehensive income								$164

Balance, December 31, 2004	$245	$(28)	$—	$3,143	$(600)	$56	$2,816
Net income	—	—	—	—	531	—	531	$531
Cash dividends ($0.90 per share)	—	—	—	—	(222)	—	(222)	—
Foreign currency translation, net of tax of $17	—	—	—	—	—	(191)	(191)	(191)
Reissuance of 30,764 treasury shares under benefit plans	—	1	—	—	—	—	1	—
Issuance of 3,334,472 shares of common stock under benefit plans including tax benefit of $19	3	—	—	64	—	—	67	—
Non-qualified stock option grants, net of tax of $1	—	—	—	3	—	—	3	—
Derivative instruments	—	—	—	—	—	(1)	(1)	(1)
Other	—	4	—	1	(1)	—	4	—

Comprehensive income								$339

Balance, December 31, 2005	$248	$(23)	$—	$3,211	$(292)	$(136)	$3,008
Net income	—	—	—	—	186	—	186	$186
Cash dividends ($0.90 per share)	—	—	—	—	(223)	—	(223)	—
Foreign currency translation, net of tax of $19	—	—	—	—	—	172	172	172
Reissuance of 32,415 treasury shares under benefit plans	—	1	—	—	—	—	1	—
Issuance of 1,887,921 shares of common stock under benefit plan including tax benefit of $7	2	—	—	32	—	—	34	—
Non-qualified stock option grants, net of tax of $2	—	—	—	5	—	—	5	—
Minimum pension liability, net of tax of $23	—	—	—	—	—	60	60	60
Change in accounting for pension and other postretirement benefits, net of tax of $15	—	—	—	—	—	(54)	(54)	—
Other	—	—	—	—	(1)	—	(1)	—

Comprehensive income								$418

Balance, December 31, 2006	$250	$(22)	$—	$3,248	$(330)	$42	$3,188

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1.	Description of the Company and Operations

Lyondell Chemical Company, together with its consolidated subsidiaries (collectively, “Lyondell” or “the Company”), is a global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. As a result of Lyondell’s purchase of its partner’s 41.25% equity interest in Houston Refining LP (formerly known as LYONDELL-CITGO Refining LP or “LCR”) and Lyondell’s resulting 100% ownership of Houston Refining LP (“Houston Refining”), the operations of Houston Refining are consolidated prospectively from August 16, 2006. Prior to August 16, 2006, Lyondell accounted for its investment in Houston Refining using the equity method (see Notes 3 and 9 for additional information). As a result of Lyondell’s acquisition of Millennium Chemicals Inc. (together with its consolidated subsidiaries, “Millennium”) and Lyondell’s resulting 100% ownership of Millennium and Equistar Chemicals, LP (together with its consolidated subsidiaries, “Equistar”) (see Note 3), the operations of Millennium and Equistar are consolidated prospectively from December 1, 2004.

The ethylene, co-products and derivatives (“EC&D”) segment includes: ethylene; co-products, such as propylene, butadiene and aromatics; and ethylene derivatives, including the ethylene oxide, ethylene glycol and polyethylene businesses of Equistar; and the Millennium acetyls business, including vinyl acetate monomer (“VAM”), acetic acid and methanol.

Through November 30, 2004, Lyondell’s EC&D operations, excluding acetyls, were conducted through its 70.5% ownership interest in Equistar, which was accounted for using the equity method (see Note 8). After November 30, 2004, Equistar became a wholly-owned subsidiary of Lyondell.

The propylene oxide and related products (“PO&RP”) segment includes: propylene oxide (“PO”); its co-products, styrene monomer (“SM” or “styrene”), and tertiary butyl alcohol (“TBA”), together with its derivatives, methyl tertiary butyl ether (“MTBE”), ethyl tertiary butyl ether (“ETBE”) and isobutylene; PO derivatives, including propylene glycol (“PG”), propylene glycol ethers (“PGE”) and butanediol (“BDO”); and toluene diisocyanate (“TDI”).

Through August 15, 2006, Lyondell’s refining segment operations were conducted through its joint venture ownership interest in Houston Refining (see Note 9). Lyondell accounted for its investment in Houston Refining using the equity method. Houston Refining produces refined petroleum products, including gasoline, jet fuel, ultra low sulfur diesel, aromatics and lubricants.

The inorganic chemicals segment includes Millennium’s titanium dioxide (“TiO2”) and related products business. On February 26, 2007, Lyondell announced that it has signed an agreement for a proposed sale of Lyondell’s worldwide inorganic chemicals business (see Note 26).

2.	Summary of Significant Accounting Policies

Basis of Presentation—The consolidated financial statements include the accounts of Lyondell Chemical Company and its consolidated subsidiaries. Investments in joint ventures where Lyondell exerts a certain level of management control, but lacks full decision making ability over all major issues, are accounted for using the equity method. Under those circumstances, the equity method is used even though Lyondell’s ownership percentage may exceed 50%.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Summary of Significant Accounting Policies – (Continued)

Revenue Recognition—Revenue from product sales is recognized at the time of transfer of title and risk of loss to the customer, which usually occurs at the time of shipment. Revenue is recognized at the time of delivery if Lyondell retains the risk of loss during shipment. For products that are shipped on a consignment basis, revenue is recognized when the customer uses the product. Costs incurred in shipping products sold are included in cost of sales. Billings to customers for shipping costs are included in sales revenue.

Cash and Cash Equivalents—Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts. Cash equivalents include instruments with maturities of three months or less when acquired. Cash equivalents are stated at cost, which approximates fair value. Lyondell’s policy is to invest cash in conservative, highly rated instruments and to limit the amount of credit exposure to any one institution.

Lyondell has no requirements for compensating balances in a specific amount at a specific point in time. Lyondell does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at Lyondell’s discretion.

Allowance for Doubtful Accounts—Lyondell establishes provisions for doubtful accounts receivable based on management’s estimates of amounts that it believes are unlikely to be collected. Collectability of receivables is reviewed and the allowance for doubtful accounts is adjusted at least quarterly, based on aging of specific accounts and other available information about the associated customers.

Inventories—Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for substantially all inventories, except for materials and supplies, which are valued using the average cost method.

Inventory exchange transactions, which involve fungible commodities and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the LIFO valuation policy.

Property, Plant and Equipment—Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives, generally 25 years for major manufacturing equipment, 30 years for buildings, 5 to 15 years for light equipment and instrumentation, 15 years for office furniture and 3 to 5 years for information system equipment. Upon retirement or sale, Lyondell removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Consolidated Statements of Income. Lyondell’s policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment—Lyondell evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its estimated fair value.

Goodwill—Goodwill represents the excess of purchase price paid over the fair value assigned to the net tangible and identifiable intangible assets of acquired businesses. Goodwill is reviewed for impairment at least annually.

Identifiable Intangible Assets—Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over periods of 3 to 10 years.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Summary of Significant Accounting Policies – (Continued)

Costs of maintenance and repairs exceeding $5 million incurred as part of turnarounds of major units at Lyondell’s manufacturing facilities are deferred and amortized using the straight-line method over the period until the next planned turnaround, predominantly 4 to 7 years. These costs are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Other intangible assets are carried at cost or amortized cost and primarily consist of deferred debt issuance costs, patents and license costs, capacity reservation fees and other long-term processing rights and costs. These assets are amortized using the straight-line method over their estimated useful lives or over the term of the related agreement, if shorter.

Environmental Remediation Costs—Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Only ongoing operating and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally are not estimable, are not included in these liabilities.

Legal Costs—Lyondell expenses legal costs, including those incurred in connection with loss contingencies, as incurred.

Income Taxes—Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of net operating loss carryforwards. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Minority Interests—Minority interests primarily represent the interests of unaffiliated investors in a partnership that owns Lyondell’s PO/SM II plant at the Channelview, Texas complex, a partnership that owns the LaPorte Methanol Company plant in LaPorte, Texas, and in Lyondell’s TiO2 operations in Brazil. The minority interests share of the partnerships’ income or loss is reported in “Other income, net” in the Consolidated Statements of Income.

Foreign Currency Translation—Lyondell operates primarily in three functional currencies: the euro for operations in Europe, the real for operations in Brazil, and the U.S. dollar for the U.S. and other locations, including manufacturing and marketing operations in Australia, product sales of which are generally in U.S. dollars.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications—Certain previously reported amounts have been reclassified to conform to classifications adopted in 2006.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Summary of Significant Accounting Policies—(Continued)

Accounting and Reporting Changes—Effective December 31, 2006, Lyondell adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132R, which primarily requires an employer to recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status through comprehensive income in the year in which changes occur. Lyondell’s application of SFAS No. 158 as of December 31, 2006 resulted in increases of $22 million and $50 million in its current and long-term benefit liabilities, respectively, an increase of $3 million in other assets, a decrease of $15 million in deferred tax liabilities and an increase of $54 million in accumulated other comprehensive loss in its consolidated balance sheet as of December 31, 2006. (See Note 18.)

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. The new standard defines fair value, establishes a framework for its measurement and expands disclosures about such measurements. For Lyondell, the standard will be effective beginning in 2008. Lyondell does not expect the application of SFAS No. 157 to have a material effect on its consolidated financial statements.

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109, to clarify the accounting for uncertain income tax positions. FIN No. 48 prescribes, among other things, a recognition threshold and measurement attribute for the financial statement recognition and measurement of an uncertain tax position. The provisions of FIN No. 48 will apply to Lyondell beginning in 2007. Lyondell does not expect the application of FIN No. 48 to have a material effect on its consolidated financial statements.

Effective January 1, 2006, Lyondell adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment using the modified prospective method and, consequently, has not adjusted results of prior periods. Lyondell previously accounted for these plans according to the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which it adopted in the first quarter 2003, using the prospective transition method. Lyondell’s application of SFAS No. 123 (revised 2004) had no material effect on its consolidated financial statements.

Effective April 1, 2006, Lyondell adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. EITF Issue No. 04-13 requires that inventory purchases and sales transactions with the same counterparty that are entered into in contemplation of one another be combined for purposes of applying Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions. The effect of this requirement is to reduce reported revenues and cost of sales for affected transactions. Lyondell’s application of EITF Issue No. 04-13 had no material effect on its consolidated financial statements.

3.	Business Acquisitions

Acquisition of Houston Refining LP—On August 16, 2006, Lyondell purchased CITGO Petroleum Corporation’s (“CITGO”) 41.25% ownership interest in Houston Refining to, among other things, take advantage of market conditions in refining and Houston Refining’s cash flows. Prior to the acquisition, Lyondell held a 58.75% equity-basis investment in Houston Refining (see Note 9) and, as a result of the acquisition, Houston Refining became a wholly-owned, consolidated subsidiary of Lyondell from August 16, 2006. Houston Refining owns and operates a full conversion refinery located in Houston, Texas, which has the ability to process approximately 268,000 barrels per day of lower cost, heavy, high sulfur crude oil.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Business Acquisitions – (Continued)

Lyondell’s acquisition of CITGO’s 41.25% interest was financed using $2,601 million of the proceeds of a $2.65 billion seven-year term loan (see Note 15). The $2,601 million consisted of $43 million of debt issue costs and $2,558 million of cash payments consisting of: $1,629 million for acquisition of the 41.25% interest in Houston Refining, the acquisition of working capital of $145 million, $445 million to repay and terminate Houston Refining’s $450 million term loan facility, including accrued interest of $4 million, $39 million to repay a loan payable to CITGO, including $4 million of accrued interest, and $300 million related to the termination of the previous crude supply agreement. As part of the transaction, Houston Refining and PDVSA Petróleo, S.A. (“PDVSA Oil”) terminated the previous crude supply agreement and entered into a new crude oil contract for 230,000 barrels per day of heavy crude oil, which runs through 2011 and year to year thereafter (see Note 20).

The unaudited pro forma combined historical results of Lyondell and Houston Refining for the years ended December 31, 2006 and 2005, giving effect to the purchase as though the transaction were consummated and the new crude oil contract had been in place as of the beginning of each period presented, are as follows:

Millions of dollars, except per share data	2006	2005
Sales and other operating revenues	$26,977	$24,004
Net income	430	664
Basic earnings per share	1.74	2.71
Diluted earnings per share	1.65	2.56

Pro forma results for all periods presented above include a pretax charge of $300 million, or $195 million after tax, for the cost of terminating the crude supply agreement. Lyondell’s actual results for the year ended December 31, 2006 include a pretax charge of $176 million, or $114 million after tax, representing Lyondell’s 58.75% share of the $300 million cost of terminating the crude supply agreement.

The pro forma data presented above are not necessarily indicative of the results of operations of Lyondell that would have occurred had such transaction actually been consummated as of the beginning of each period presented, nor are they necessarily indicative of future results.

Lyondell’s acquisition of CITGO’s 41.25% interest in Houston Refining was accounted for as a step-acquisition. Therefore, 41.25% of each Houston Refining asset and liability was recorded at fair value as of August 16, 2006 and Lyondell’s previous 58.75% interest in each Houston Refining asset and liability was reflected at its historical carrying value.

The following table provides information regarding the components of the purchase price for acquisition of CITGO’s 41.25% interest in Houston Refining:

Millions of dollars
Base purchase price of 41.25% interest	$1,629
Working capital acquired	145

Total cash purchase price of 41.25% interest	1,774
Estimated 2007 reimbursement of CITGO taxes	97

Purchase price of 41.25% interest	$1,871

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Business Acquisitions – (Continued)

The components of the step acquisition of Houston Refining were as follows:

Millions of dollars
Historical carrying value of Lyondell’s previous net investment:
Investment in Houston Refining	$(144)
Receivable from Houston Refining and accrued interest	1,040
Purchase price of 41.25% interest	1,871

Total purchase price of Houston Refining	$2,767

The total purchase price of Houston Refining was allocated to the assets and liabilities acquired as follows:

Millions of dollars
Cash and cash equivalents	$53
Other current assets	647
Property, plant and equipment	2,767
Other assets	101
Current liabilities	(735)
Other liabilities	(66)

Total allocated purchase price of Houston Refining	$2,767

The following represent the elements of cash flow in the year ended December 31, 2006 for the transactions related to the acquisition of Houston Refining:

Millions of dollars
Total cash purchase price of 41.25% interest	$1,774
Related payments - advances to Houston Refining:
To fund termination of crude supply agreement	300
To fund repayment of bank loan and accrued interest	445
To fund repayment of CITGO partner loan and accrued interest	39

Total cash payments	2,558
Cash and cash equivalents acquired	(53)

Acquisition of Houston Refining and related payments, net of cash acquired	$2,505

In future periods, adjustments to the allocation may result from resolution of the estimated amount of the tax reimbursement. Management does not expect the finalization of the purchase price allocation to have a material effect.

Acquisition of Millennium Chemicals Inc.—On November 30, 2004, Lyondell completed the acquisition of Millennium, in a stock-for-stock business combination intended, among other things, to broaden the Company’s product base and to consolidate ownership of Equistar. In the acquisition, Lyondell issued 63.1 million shares of Lyondell common stock to Millennium’s shareholders, and Millennium became a wholly-owned subsidiary of Lyondell. Millennium owns a 29.5% interest in Equistar, which, upon completion of the acquisition, also became a wholly-owned subsidiary of Lyondell.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Business Acquisitions – (Continued)

The results of operations of Millennium and Equistar are included in Lyondell’s Consolidated Statements of Income prospectively from December 1, 2004. Prior to December 1, 2004, Lyondell’s interest in Equistar was accounted for using the equity method of accounting (see Note 8). The aggregate purchase price was $1,469 million, including the 63.1 million shares of Lyondell common stock valued at $1,438 million, payment of transaction costs of $20 million and the fair value of employee stock options of approximately $11 million. The value of the 63.1 million shares of Lyondell common stock issued was determined based on a Lyondell common stock share price of $22.78, which was computed using the average closing price of Lyondell common stock for the period commencing two trading days prior to and ending two trading days after October 5, 2004, the date on which the exchange ratio became fixed without subsequent revision.

The unaudited pro forma combined historical results of Lyondell, Millennium and Equistar for the year ended December 31, 2004, giving effect to the acquisition, assuming the transaction was consummated as of the beginning of 2004 are as follows:

Millions of dollars, except per share data
Sales and other operating revenues	$15,170
Net income	127
Basic earnings per share	0.53
Diluted earnings per share	0.52

The unaudited pro forma data presented above are not necessarily indicative of the results of operations of Lyondell that would have occurred had such transaction actually been consummated as of the beginning of 2004, nor are they necessarily indicative of future results.

The fair value of the Millennium assets and liabilities acquired at the date of the acquisition were as follows:

Millions of dollars
Cash and cash equivalents	$367
Other current assets	862
Property, plant and equipment	901
Goodwill	1,079
Investment in Equistar	1,319
Other assets	113
Purchased in-process research and development	60
Current liabilities	(485)
Long-term debt	(1,511)
Other liabilities	(678)
Deferred taxes	(378)
Minority interests	(41)
Convertible debentures – additional paid-in capital	(143)
Investment in treasury stock	4

Total allocated purchase price	$1,469

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Business Acquisitions – (Continued)

Based upon additional information received during 2005, the fair values of the assets and liabilities acquired were adjusted, with corresponding adjustment to goodwill as summarized in Note 12. Any changes to the estimates of fair value that would result from information obtained subsequent to 2005, other than information relating to settlement of preacquisition income tax contingencies, would not result in adjustment of the accounting for Lyondell’s acquisition of Millennium and, therefore, would be included in Lyondell’s results of operations. No goodwill that would be deductible for income tax purposes was created by the acquisition.

As a result of the acquisition of Millennium, Lyondell owns 100% of Equistar prospectively from December 1, 2004. The acquisition of Equistar through Lyondell’s contribution of assets for its original 41% ownership interest, acquisition of a 29.5% interest from Occidental Petroleum Corporation (together with its subsidiaries and affiliates, collectively “Occidental”) on August 22, 2002, and acquisition of the remaining 29.5% interest through Lyondell’s acquisition of Millennium, was accounted for as a step-acquisition. As a result, 29.5% of each Equistar asset and liability was recorded at fair value as of the date the acquisition was completed, 29.5% of each Equistar asset and liability was recorded at an adjusted book value as of the date the acquisition was completed, based on fair value as of August 22, 2002, and the remaining 41% interest was reflected at its historical carrying value.

The following table provides information regarding the Equistar purchase price and the fair value of the Equistar assets and liabilities acquired at the date of the acquisition:

Millions of dollars
Historical carrying value of Lyondell’s original asset contribution	$339
Carrying value of Lyondell’s 29.5% interest in Equistar purchased from Occidental	646
Fair value of Millennium’s 29.5% interest in Equistar	1,319

Total purchase price	$2,304

Cash	$85
Other current assets	1,660
Property, plant and equipment, net	3,709
Goodwill	95
Investments	60
Other assets	337
Purchased in-process research and development	4
Current liabilities	(853)
Long-term debt	(2,359)
Other liabilities	(434)

Total allocated purchase price	$2,304

The fair value of Millennium’s 29.5% interest in Equistar as of November 30, 2004 was calculated based on the equity consideration issued for the interest acquired from Occidental on August 22, 2002, adjusted for changes in the Lyondell common stock price at that date through November 30, 2004, deferred tax liabilities of $260 million, and a premium proportionate to the premium paid in Lyondell’s purchase of Millennium. Lyondell determined that the August 22, 2002 transaction, representing an observable transaction in the marketplace, was the best available evidence to determine the fair value of Millennium’s investment in Equistar. Lyondell considered all available information, including market multiples and discounted cash flow analyses, to verify the appropriateness of Lyondell’s estimate of the fair value of Millennium’s 29.5% interest in Equistar based on the August 22, 2002 transaction.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Business Acquisitions – (Continued)

Approximately $64 million, or less than 5% of the Millennium purchase price, was allocated to purchased in-process research and development (“IPR&D”) of Millennium and Equistar. The estimated fair value of IPR&D was developed using probable discounted cash flows on a project-by-project basis. The activities represented by these projects will be continued by Lyondell, and have no alternative future use. Accordingly, Lyondell’s results of operations for 2004 included a charge of $64 million for the value of the acquired IPR&D.

4.	Goodwill and Other Asset Impairments

Lyondell’s evaluation of strategic alternatives for its worldwide inorganic chemicals business, which resulted in the signing of an agreement for the proposed sale of the inorganic chemicals business on February 23, 2007 (see Note 26), indicated that the carrying values of goodwill and certain software costs associated with the inorganic chemicals business segment were impaired at December 31, 2006, based on the proposed sale and the value to be received for the business. Accordingly, Lyondell’s 2006 earnings reflected a charge of $545 million to recognize impairment of the carrying value of the goodwill and $7 million to recognize the impairment of the carrying value of the software costs. The impairment of goodwill has no tax effect.

Lyondell’s 2006 earnings reflect a pretax charge of $106 million for impairment of the net book value of its idled Lake Charles, Louisiana ethylene facility. In the third quarter of 2006, Lyondell undertook a study of the feasibility, cost and time required to restart the Lake Charles ethylene facility. As a result, management determined that restarting the facility would not be justified. The remaining net book value of the related assets of $10 million represents an estimate, based on probabilities, of alternative-use value. Lyondell does not expect to incur any significant future costs with respect to the facility.

Lyondell’s 2005 earnings reflect a pretax charge of $195 million for impairment of the net book value of its Lake Charles, Louisiana TDI plant and related assets. The following table summarizes estimates of additional charges related to the Lake Charles TDI facility that Lyondell has recognized or expects to recognize subsequent to September 30, 2005 as well as actual costs incurred through December 31, 2006.

Millions of dollars	Facility Costs	Employee Termination Benefits	Other Costs	Total
Estimates of charges to be recognized subsequent to September 30, 2005	$22	$14	$8	$44
Amounts settled during the years ended December 31:
2005	(6)	—	(3)	(9)
2006	(4)	(13)	(1)	(18)
Accrued liabilities as of December 31, 2006	—	(1)	—	(1)

Estimate as of December 31, 2006 of remaining future charges	$12	$—	$4	$16

Facility costs include plant decommissioning and demolition activities; other costs include the costs of terminating contracts.

In addition, there are multiple commercial arrangements associated with the Lake Charles TDI facility for which the costs and timing of resolution cannot be determined at this time. The range of reasonably possible outcomes within which the present value of the costs of resolution of such commercial arrangements may fall is between $0 and $160 million; however, these costs are not expected to be in the upper portion of that range.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Goodwill and Other Asset Impairments – (Continued)

In Lyondell’s accounting for the acquisition of Millennium in 2004, no value was assigned to the property, plant and equipment at Millennium’s Le Havre, France TiO2 manufacturing plant. Capital expenditures at this plant of $15 million, $15 million and $4 million for the years 2006, 2005 and 2004, respectively, were reflected in impairment charges. At December 31, 2006, the carrying value of the property, plant and equipment at the Le Havre manufacturing plant was zero.

5.	Hurricane Effects

During 2005, two major hurricanes impacted the chemical and related industries in the coastal and off-shore regions of the Gulf of Mexico. Net income in 2005 reflected charges totaling $58 million, before tax, representing Lyondell’s exposure to industry losses expected to be underwritten by industry insurance consortia, primarily resulting from hurricane damages.

As a result of Hurricane Rita, Lyondell and Houston Refining also incurred various costs that are subject to insurance reimbursements. Such costs include those incurred in conjunction with suspending operations at substantially all of Lyondell’s Gulf Coast plants and at the refinery, minor damage to facilities, and costs to restore operations. Net income in 2005 included $24 million of such costs incurred by Lyondell, of which all but a $5 million deductible under the relevant insurance policies are subject to reimbursement through insurance. For Houston Refining, similar costs totaled $18 million, of which Lyondell’s proportionate share was $11 million. Houston Refining experienced problems in restarting a major production unit that was shut down in connection with the hurricane, resulting in a significant reduction in crude oil processing rates during the fourth quarter 2005 until the unit was restored to normal operations in December 2005. Houston Refining’s hurricane-related costs and business interruption claims are subject to a deductible of $50 million per incident under the relevant insurance policies. During 2006, Lyondell recognized a benefit of $14 million for insurance reimbursements of $20 million representing a partial settlement of outstanding claims of Houston Refining, net of amounts paid to CITGO. In addition, in 2006, Lyondell recognized a $1 million benefit from insurance reimbursements related to Lyondell’s plants. No benefits were recognized in 2005. Lyondell’s benefit from any future insurance recoveries by Houston Refining related to these events will represent its previous 58.78% share of Houston Refining.

6.	Related Party Transactions

Lyondell conducts transactions with Occidental, which is considered a related party. As of December 31, 2006, and giving effect to Occidental’s January 26, 2007 exercise of its warrant to purchase Lyondell common stock, Occidental owned 8.5% of Lyondell, and had one representative on Lyondell’s Board of Directors.

Lyondell also conducts transactions with Houston Refining which, prior to Lyondell’s August 16, 2006 purchase of its partner’s 41.25% interest in Houston Refining (see Notes 3 and 9), represented an equity investment.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	Related Party Transactions – (Continued)

Prior to the November 30, 2004 acquisition of Millennium and Equistar, Lyondell conducted transactions with Equistar, and Equistar conducted transactions with Millennium. These transactions are continuing; however, subsequent to November 30, 2004, these transactions are eliminated in the Consolidated Financial Statements of Lyondell. Occidental makes significant purchases of raw materials from Equistar, and Equistar leases its Lake Charles ethylene facility and the land related thereto and certain railcars from Occidental. In addition, Equistar, Millennium and Houston Refining make purchases of product from Occidental. Subsequent to November 30, 2004, transactions between Equistar, Millennium and Occidental are reported as Lyondell related party transactions. Subsequent to August 16, 2006, transactions between Houston Refining and Occidental are reported as Lyondell related party transactions.

Product Transactions with Houston Refining—Lyondell has various service and cost sharing arrangements with Houston Refining. Lyondell’s subsidiary, Equistar, has product sales and raw material purchase agreements with Houston Refining. Certain ethylene co-products are sold by Equistar to Houston Refining for processing into gasoline and certain refined products are sold by Houston Refining to Equistar as raw materials. Equistar also has processing and storage arrangements with Houston Refining and provides certain marketing services for Houston Refining. All of these agreements are on terms generally representative of prevailing market prices.

Product Transactions with Occidental—Lyondell’s subsidiary, Equistar, and Occidental entered into an ethylene sales agreement on May 15, 1998, which was amended effective April 1, 2004, pursuant to which Occidental agreed to purchase a substantial amount of its ethylene raw material requirements from Equistar. Either party has the option to “phase down” volumes over time. However, a “phase down” cannot begin until January 1, 2014 and the annual minimum requirements cannot decline to zero prior to December 31, 2018, unless certain specified force majeure events occur. In addition to the sales of ethylene, from time to time Equistar has made sales of ethers and glycols to Occidental, and Equistar has purchased various other products from Occidental, all at market-related prices. Lyondell’s subsidiary, Millennium, also purchases sodium silicate and chlorine, and Houston Refining purchases caustic soda from Occidental. All of these agreements are on terms generally representative of prevailing market prices.

See Notes 8 and 9 for additional discussion of related party transactions.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	Related Party Transactions – (Continued)

Related party transactions are summarized as follows:

	For the year ended December 31,
Millions of dollars	2006	2005	2004
Lyondell billed related parties for:
Sales of products and processing services–
Houston Refining	$552	$944	$82
Occidental	782	755	73
Equistar	—	—	48
Shared services and shared site agreements–
Equistar	—	—	158
Houston Refining	7	6	3

Lyondell was billed by related parties for:
Purchases of products and processing services–
Houston Refining	$514	$394	$46
Occidental	59	27	1
Equistar	—	—	907
Shared services, transition and lease agreements–
Occidental	7	7	1
Equistar	—	—	18
Houston Refining	1	—	—

The fluctuations in the activity levels during the three-year period in the above table are due primarily to the consolidation of Houston Refining beginning August 16, 2006 and the consolidation of Millennium and Equistar beginning December 1, 2004.

7.	Investment in PO Joint Ventures

In March 2000, Lyondell, together with Bayer AG and Bayer Corporation (collectively “Bayer”), entered into a U.S. PO manufacturing joint venture (the “U.S. PO Joint Venture”) and a separate joint venture for certain related PO technology (the “PO Technology Joint Venture”). Lyondell contributed approximately $1.2 billion of assets at historical book value to the joint ventures, and allocated $522 million of that book value to the partnership interest sold to Bayer. Bayer’s ownership interest represents ownership of an in-kind portion of the PO production of the U.S. PO Joint Venture. Bayer’s 2006 share of PO production was 1.6 billion pounds. Lyondell takes in kind the remaining PO production and all co-product (SM and TBA) production from the U.S. PO Joint Venture.

In December 2000, Lyondell and Bayer formed a separate joint venture (the “European PO Joint Venture”), for the construction of a world-scale PO/SM plant at Maasvlakte near Rotterdam, The Netherlands. Lyondell and Bayer each have a 50% interest and bore 50% of the plant construction costs. The Maasvlakte PO/SM plant began production in the fourth quarter 2003. Lyondell and Bayer each are entitled to 50% of the PO and SM production of the European PO Joint Venture.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	Investment in PO Joint Ventures – (Continued)

Lyondell and Bayer do not share marketing or product sales under either the U.S. PO Joint Venture or European PO Joint Venture (collectively, the “PO Joint Ventures”). Lyondell operates the PO Joint Ventures’ plants and arranges and coordinates the logistics of product delivery. The partners share in the cost of production and logistics based on their product offtake.

Lyondell reports the cost of its product offtake as inventory and cost of sales in its consolidated financial statements. Related cash flows are reported in the operating cash flow section of the consolidated statements of cash flows. Lyondell’s investment in the PO Joint Ventures is reduced through recognition of its share of the depreciation and amortization of the assets of the joint ventures, which is included in cost of sales. Other changes in the investment balance are principally due to additional capital investments by Lyondell in the PO Joint Ventures. Lyondell’s contributions to the PO Joint Ventures are reported as “Contributions and advances to affiliates” in the consolidated statements of cash flows. Total assets of the PO Joint Ventures, primarily property, plant and equipment, were $1.7 billion at both December 31, 2006 and 2005, respectively. Changes in Lyondell’s investment in 2006 and 2005 are summarized as follows:

	U.S. PO Joint Venture	European PO Joint Venture	Total PO Joint Ventures
Investment in PO joint ventures – January 1, 2005	$541	$297	$838
Cash contributions, net	10	10	20
Depreciation and amortization	(33)	(12)	(45)
Effect of exchange rate changes	—	(37)	(37)

Investment in PO joint ventures – December 31, 2005	518	258	776
Cash contributions, net	22	—	22
Depreciation and amortization	(36)	(13)	(49)
Effect of exchange rate changes	—	29	29

Investment in PO joint ventures – December 31, 2006	$504	$274	$778

8.	Investment in Equistar Chemicals, LP

As a result of Lyondell’s acquisition of Millennium, Equistar became a wholly-owned subsidiary of Lyondell as of December 1, 2004. Prior to December 1, 2004, Lyondell accounted for its 70.5% interest in Equistar using the equity method of accounting because of Lyondell’s and Millennium’s joint control of certain key management decisions, including approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of executive management of the partnership. As a partnership, Equistar is not subject to federal income taxes.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.	Investment in Equistar Chemicals, LP – (Continued)

Summarized financial information for Equistar for the year ended December 31, 2004 follows:

Millions of dollars
STATEMENTS OF INCOME
Sales and other operating revenues	$9,316
Cost of sales	8,583
Selling, general and administrative expenses	205
Research and development expense	34

Operating income	494
Interest expense, net	220
Other income, net	2

Net income	$276

Lyondell’s income or loss from its investment in Equistar prior to December 1, 2004 consisted of Lyondell’s share of Equistar’s income or loss and accretion of Lyondell’s investment in Equistar up to its underlying equity in Equistar’s net assets.

Prior to November 30, 2004, Lyondell and Equistar entered into various agreements expiring in 2013 and 2014 under which Lyondell purchases ethylene, propylene and benzene at market-related prices from Equistar. As a result of the acquisition of Millennium, from December 1, 2004, such transactions are eliminated in the consolidation of Lyondell and Equistar. Equistar’s sales to and purchases of product from Lyondell were approximately $1,004 million and $54 million, respectively, for the year ended December 31, 2004.

Through December 31, 2004, Equistar acted as sales agent for the methanol products of Lyondell. Equistar also provided operating and other services for Lyondell including the lease to Lyondell by Equistar of the real property on which the methanol plant was located for which Equistar billed Lyondell approximately $6 million in 2004.

Sales by Equistar to Houston Refining, primarily of certain ethylene co-products and MTBE and processing services, were approximately $751 million in the year ended December 31, 2004. Purchases by Equistar from Houston Refining, primarily of refined products, during the year ended December 31, 2004 totaled approximately $425 million.

Equistar and Occidental entered into an ethylene sales agreement on May 15, 1998 (see Note 6) under which Occidental agreed to purchase a substantial amount of its ethylene raw material requirements from Equistar. In addition to the sales of ethylene, from time to time Equistar has made sales of ethers and glycols to Occidental, and Equistar has purchased various other products from Occidental, all at market-related prices. Equistar’s sales to and purchases from Occidental were approximately $634 million and $3 million, respectively, in the year ended December 31, 2004. Equistar also paid Occidental approximately $8 million in 2004 for subleases of certain railcars (see Note 16). In addition, Equistar leases its Lake Charles ethylene facility and the land related thereto from Occidental (see Note 4).

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.	Investment in Equistar Chemicals, LP – (Continued)

Under a shared services agreement between Lyondell and Equistar, Lyondell provides office space and various services to Equistar, including information technology, sales and marketing, supply chain, and other administrative and support services. Lyondell charges Equistar for its share of the cost of such services. Direct costs, incurred exclusively for Equistar, are also charged to Equistar. Billings by Lyondell to Equistar were approximately $182 million for the year ended December 31, 2004. Costs related to a limited number of shared services, primarily engineering, were formerly incurred by Equistar on behalf of Lyondell. In such cases, Equistar charged Lyondell for its share of such costs. Billings by Equistar to Lyondell were approximately $22 million for the year ended December 31, 2004.

9.	Investment in Houston Refining LP

Through August 15, 2006, Lyondell’s refining operations were conducted through its 58.75% interest in Houston Refining. On August 16, 2006, Lyondell purchased CITGO’s 41.25% interest in Houston Refining, and, as a result, owns 100% of Houston Refining (see Note 3).

Because the partners jointly controlled certain key management decisions, including approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of executive management of the partnership, Lyondell accounted for its investment in Houston Refining using the equity method through August 15, 2006.

Summarized financial information for Houston Refining follows:

Millions of dollars	December 31, 2005

BALANCE SHEETS
Total current assets	$418
Property, plant and equipment, net	1,328
Other assets	86

Total assets	$1,832

Current liabilities	$805
Long-term debt	439
Loans payable to partners	264
Other liabilities	113
Partners’ capital	211

Total liabilities and partners’ capital	$1,832

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	Investment in Houston Refining LP – (Continued)

Millions of dollars	For the period January 1 through August 15, 2006	For the year ended December 31,
		2005	2004
STATEMENTS OF INCOME
Sales and other operating revenues	$5,710	$6,741	$5,603
Cost of sales	5,223	6,458	5,028
Termination of crude supply agreement	300	—	—
Selling, general and administrative expenses	42	51	59

Operating income	145	232	516
Interest expense, net	(31)	(38)	(30)
Other income	—	—	14

Net income	$114	$194	$500

As a partnership, Houston Refining is not subject to federal income taxes. Houston Refining’s selling, general and administrative expenses for the period ended August 15, 2006 included an $8 million charge representing reimbursement to Lyondell of legal fees and expenses paid by Lyondell on behalf of Houston Refining in connection with the settlement discussed below.

Lyondell’s equity in earnings of Houston Refining for the year ended December 31, 2006 was reduced by a $176 million charge representing its 58.75% share of the $300 million cost to terminate Houston Refining’s previous crude supply agreement (See Note 3). For the year ended December 31, 2006, Lyondell’s income also included $74 million in “Other income, net” representing net payments received by Lyondell, including reimbursement of legal fees and expenses from Houston Refining, in settlement of all disputes among Lyondell, CITGO and Petróleos de Venezuela, S.A. (“PDVSA”) and their respective affiliates. See also the “Crude Supply Agreement” section of Note 20.

Lyondell’s income from its investment in Houston Refining prior to August 16, 2006 consisted of Lyondell’s share of Houston Refining’s net income and accretion of Lyondell’s investment in Houston Refining up to its underlying equity in Houston Refining’s net assets.

Sales from Houston Refining to Equistar, primarily of refined products, were approximately $425 million for the year ended December 31, 2004. Purchases by Houston Refining from Equistar, primarily of certain ethylene co-products and MTBE and processing services, during the year ended December 31, 2004 totaled approximately $751 million.

10.	Accounts Receivable

Lyondell sells its products primarily to other industrial concerns in the petrochemicals, coatings and refining industries. Lyondell performs ongoing credit evaluations of its customers’ financial condition and, in certain circumstances, requires letters of credit from them. Lyondell’s allowance for doubtful accounts receivable, which is reflected in the Consolidated Balance Sheets as a reduction of accounts receivable, totaled $11 million and $22 million at December 31, 2006 and 2005, respectively. The Consolidated Statements of Income included provisions for doubtful accounts of $3 million in 2006, $5 million in 2005 and $1 million in 2004.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	Accounts Receivable – (Continued)

Lyondell has two accounts receivable sales facilities totaling $750 million, which mature in November 2010, maintained by its wholly-owned subsidiary, Equistar, and by Lyondell Chemical Company. Pursuant to these facilities, Lyondell sells, through two wholly-owned, bankruptcy-remote subsidiaries, on an ongoing basis and without recourse, interests in pools of domestic accounts receivable to financial institutions participating in the facilities. Lyondell is responsible for servicing the receivables.

Lyondell amended its $150 million facility in 2004, increasing it from $100 million to $150 million; in November 2005, extending the maturity to November 2010; and in August 2006 and November 2006, primarily to exclude Millennium from certain events-of-default provisions, to address certain other changes and to conform the accounts receivable sales facility to Lyondell Chemical Company’s new credit facility. The facility currently permits the sale of up to $135 million of total interests in eligible domestic accounts receivable, which amount would decline by $35 million if Lyondell Chemical Company’s credit facility were fully drawn. The facility is subject to substantially the same covenants as the credit facility (see Note 15).

The facility maintained by Equistar also was amended in November 2005, increasing the commitment under the facility from $450 million to $600 million and extending the maturity to November 2010. The facility is subject to substantially the same minimum unused availability requirements and covenant requirements as Equistar’s $400 million inventory-based revolving credit facility, which also is secured by a pledge of accounts receivable (see Note 15).

The amount of the interests in the pools of receivables permitted to be sold is determined by formulae. Accounts receivable in the Consolidated Balance Sheets are reduced by the sales of interests in the pools. Upon termination of the facilities, cash collections related to accounts receivable then in the pools would first be applied to the respective outstanding interests sold. Increases and decreases in the amounts sold are reflected in operating cash flows in the Consolidated Statements of Cash Flows, representing collections of sales revenue. Fees related to the sales are included in “Selling, general and administrative expenses” in the Consolidated Statements of Income. The aggregate amounts of outstanding receivables sold under the facilities were $100 million and $275 million as of December 31, 2006 and 2005.

Prior to January 2006, discounts were offered to certain customers for early payment for product. As a result, some receivable amounts were collected in December 2005 and 2004, respectively, that otherwise would have been expected to be collected in January 2006 and 2005, respectively. This included collections of $84 million and $66 million in December 2005 and 2004, respectively, related to receivables from Occidental.

11.	Inventories

Inventories consisted of the following components at December 31:

Millions of dollars	2006	2005
Finished goods	$1,278	$985
Work-in-process	191	118
Raw materials	547	338
Materials and supplies	243	216

Total inventories	$2,259	$1,657

The increase in inventories in 2006 reflects the consolidation of Houston Refining (see Note 3).

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11.	Inventories – (Continued)

At December 31, 2006, approximately 92% of inventories, excluding materials and supplies, were valued using the LIFO method.

The excess of the current replacement cost over book value of those inventories that are carried at cost using the LIFO method was approximately $1,061 million and $709 million at December 31, 2006 and 2005, respectively.

During 2006, inventories carried under the LIFO method of inventory accounting were reduced, which resulted in a $19 million pretax benefit to income.

12.	Property, Plant and Equipment, Goodwill and Other Assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars	2006	2005
Land	$137	$125
Manufacturing facilities and equipment	12,797	9,119
Construction in progress	427	215

Total property, plant and equipment	13,361	9,459
Less accumulated depreciation	(4,214)	(2,929)

Property, plant and equipment, net	$9,147	$6,530

Maintenance and repair expenses were $648 million, $552 million and $149 million for the years ended December 31, 2006, 2005 and 2004, respectively. No interest was capitalized to property, plant and equipment during 2006, 2005 and 2004.

The following table summarizes the changes to Lyondell’s goodwill during 2005 and 2006 by reportable segment (see Notes 1 and 25).

Millions of dollars	EC&D	PO&RP	Inorganic Chemicals	Total
Goodwill at January 1, 2005	$270	$1,080	$875	$2,225
Adjustments to preliminary purchase price allocation related to November 30, 2004 acquisition of Millennium	11	—	68	79
Settlement of income tax issues related to 1998 acquisition of ARCO Chemical Company	—	(9)	—	(9)

Goodwill at December 31, 2005	$281	$1,071	$943	$2,295
Impairment	—	—	(545)	(545)
Settlement of income tax issues related to acquisitions of Millennium and ARCO Chemical Company	(5)	(15)	(82)	(102)

Goodwill at December 31, 2006	$276	$1,056	$316	$1,648

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.	Property, Plant and Equipment, Goodwill and Other Assets – (Continued)

Goodwill for the PO&RP segment is shown net of accumulated amortization of $11 million through December 31, 2002.

Goodwill for the Inorganic Chemicals and EC&D segments arose in the acquisition of Millennium as of November 30, 2004 (see Note 3). Based on information obtained during 2005, regarding environmental remediation liabilities of Millennium as of November 30, 2004, Lyondell increased its estimate of such liabilities by $53 million, resulting in an increase in goodwill, net of tax effects, of $35 million (see Notes 3 and 20). Lyondell also increased its estimate of Millennium’s liabilities for income taxes and related interest as of November 30, 2004 by $32 million, resulting in a net increase in goodwill of $27 million, based on information obtained during 2005. Other adjustments in 2005 primarily represent the write-off of certain fixed assets and increases in various liability accruals.

In conjunction with Lyondell’s proposed sale of its worldwide inorganic chemicals business (see Note 26), Lyondell determined that the carrying values of goodwill and certain software costs associated with the inorganic chemicals business segment were impaired at December 31, 2006, based on the proposed sale and the value to be received for the business. Accordingly, Lyondell’s 2006 earnings reflected a charge of $545 million to recognize impairment of the carrying value of the goodwill and $7 million to recognize the impairment of the carrying value of the software costs. The impairment of goodwill has no tax effect.

The components of other assets, at cost, and the related accumulated amortization were as follows at December 31:

	2006			2005
Millions of dollars	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Identifiable intangible assets:
Debt issuance costs	$197	$(97)	$100	$101	$(53)	$48
Patent and license costs	135	(79)	56	124	(69)	55
Software costs	285	(228)	57	252	(175)	77
Turnaround costs	581	(274)	307	441	(191)	250
Catalyst costs	68	(45)	23	57	(33)	24
Other	250	(107)	143	215	(101)	114

Total intangible assets	$1,516	$(830)	686	$1,190	$(622)	568

Company-owned life insurance			151			142
Deferred tax assets			79			54
Precious metals			44			41
Pension assets			36			60
Other			13			17

Total other assets, net			$1,009			$882

Amortization of these identifiable intangible assets for the next five years is expected to be $160 million in 2007, $134 million in 2008, $90 million in 2009, $72 million in 2010, and $55 million in 2011.

Depreciation and amortization expense is summarized as follows:

Millions of dollars	2006	2005	2004
Property, plant and equipment	$608	$541	$202
Investment in PO joint ventures	49	45	44
Turnaround costs	71	63	16
Patent and license costs	10	2	10
Software costs	33	39	12
Other	34	39	5

Total depreciation and amortization	$805	$729	$289

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.	Property, Plant and Equipment, Goodwill and Other Assets – (Continued)

In addition to the depreciation and amortization expense shown above, amortization of debt issuance costs of $16 million, $15 million and $18 million in 2006, 2005 and 2004, respectively, is included in interest expense in the Consolidated Statements of Income.

The increases in property, plant and equipment and accumulated depreciation as well as other assets in 2006 reflect the consolidation of Houston Refining. The increases in maintenance and repair expenses as well as depreciation and amortization expense in 2006 and 2005, respectively, reflect the consolidation of Houston Refining from August 16, 2006 and Millennium and Equistar from December 1, 2004 (see Note 3).

13.	Accounts Payable

Accounts payable at December 31, 2006 and 2005 included liabilities in the amounts of $23 million and $16 million, respectively, for checks issued in excess of associated bank balances but not yet presented for collection.

14.	Accrued Liabilities

Accrued liabilities consisted of the following components at December 31:

Millions of dollars	2006	2005
Payroll and benefits	$340	$248
Interest	164	128
Taxes other than income taxes	150	114
Estimated 2007 CITGO tax reimbursement	97	—
Product sales rebates	86	89
Income taxes	71	78
Deferred revenues	47	42
Other	134	99

Total accrued liabilities	$1,089	$798

The increase in accrued liabilities in 2006 was primarily due to the consolidation of Houston Refining (see Note 3).

15.	Long-Term Debt

Lyondell’s long-term debt includes credit facilities and debt obligations maintained by Lyondell’s wholly-owned subsidiaries, Equistar and Millennium, and by Lyondell Chemical Company without its consolidated subsidiaries (“LCC”). In some situations, such as references to financial ratios, the context may require that “LCC” refer to Lyondell Chemical Company and its consolidated subsidiaries other than Equistar and Millennium. LCC has not guaranteed the subsidiaries’ credit facilities or debt obligations, except for Equistar’s 7.55% Debentures due 2026 in the principal amount of $150 million.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	Long-Term Debt – (Continued)

Long-term debt consisted of the following at December 31:

Millions of dollars	2006	2005
Bank credit facilities:
LCC senior secured credit facility:
Term loan due 2013	$1,771	$—
$1,055 million revolving credit facility	—	—
Equistar $400 million inventory-based revolving credit facility	—	—
Millennium $150 million senior secured revolving credit facility	—	—
Millennium $100 million Australian senior secured term loan due 2010	70	99
Millennium €60 million U.K. asset-based revolving credit facility	—	—
LCC notes and debentures:
Senior Secured Notes, Series A due 2007, 9.625%	—	899
Senior Secured Notes due 2008, 9.5%	—	426
Senior Secured Notes due 2012, 11.125% ($1 million of discount)	277	277
Senior Secured Notes due 2013, 10.5%	325	325
Debentures due 2010, 10.25%	100	100
Debentures due 2020, 9.8% ($1 million of discount)	224	224
Senior Unsecured Notes due 2014, 8%	875	—
Senior Unsecured Notes due 2016, 8.25%	900	—
Senior Subordinated Notes due 2009, 10.875%	500	500
Equistar notes and debentures:
Senior Notes due 2008, 10.125% ($16 million of premium)	716	725
Senior Notes due 2011, 10.625% ($27 million of premium)	727	733
Debentures due 2026, 7.55% ($15 million of discount)	135	135
Notes due 2006, 6.5%	—	150
Notes due 2009, 8.75% ($1 million of discount)	599	599
Millennium notes and debentures:
Senior Notes due 2006, 7%	—	161
Senior Notes due 2008, 9.25% ($20 million of premium)	393	500
Senior Debentures due 2026, 7.625% ($3 million of premium)	249	252
Convertible Senior Debentures due 2023, 4% ($13 million of premium)	163	166
Other debt	16	22

Total	8,040	6,293
Less current maturities	(22)	(319)

Long-term debt	$8,018	$5,974

Aggregate maturities of all long-term debt during the next five years are $22 million in 2007, $1.1 billion in 2008, $1.1 billion in 2009, $194 million in 2010, $721 million in 2011 and $4.8 billion thereafter. Current maturities of long-term debt at December 31, 2006 included $18 million of LCC’s term loan due 2013 and other debt of $4 million. At December 31, 2005, current maturities of long-term debt included $150 million of Equistar’s 6.5% Notes, $158 million of Millennium’s 7% Senior Notes and other debt of $11 million.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	Long-Term Debt – (Continued)

Approximately 90% of LCC’s and Equistar’s long-term debt and 70% of Millennium’s long-term debt can be redeemed prior to maturity. The majority of this debt is currently redeemable upon payment of the present value of future interest and principal amounts, using a specified discount rate. The remainder of the debt is redeemable beginning in 2007, at prices ranging from 105.6% to 100% of the principal amount, with the price declining to 100% at maturity.

LCC long-term debt—LCC’s credit facility and its indentures generally limit investments by LCC in Equistar, Millennium and specified joint ventures unless certain conditions are satisfied. In addition, Millennium’s debt covenants restrict its ability to pay certain dividends to LCC. Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when its Fixed Charge Coverage Ratio, as defined, is less than 1.75 to 1.

On August 16, 2006, in connection with the acquisition of CITGO’s 41.25% ownership interest in Houston Refining (see Note 3), LCC entered into a new senior secured credit facility that included a $2.65 billion, seven-year term loan and an $800 million, five-year revolving credit facility. The $800 million revolving credit facility replaced LCC’s former $475 million revolving credit facility, which was scheduled to mature in December 2009, and Houston Refining’s former $150 million revolving credit facility. In September 2006, LCC increased the amount under the revolving credit facility from $800 million to $1,055 million and reduced the then current interest rate on the term loan from LIBOR plus 2% to LIBOR plus 1.75%.

During 2006, LCC completed a public offering of $1,775 million of Senior Unsecured Notes, using a portion of the proceeds to repay $875 million of the $2.65 billion term loan due 2013 and to purchase the remaining $899 million principal amount of its 9.625% Series A, Senior Secured Notes due 2007, paying a premium of $20 million; and prepaid the remaining $430 million of 9.5% Senior Secured Notes due 2008, paying a premium of $10 million.

LCC’s credit facility and indentures, which include substantially the same terms as the former credit facility, contain covenants that, subject to exceptions, restrict, among other things, sale and leaseback transactions, lien incurrence, debt incurrence, dividends, investments, purchase of equity, payments on indebtedness, affiliate transactions, accounts receivable securitizations, sales of assets and mergers. In addition, the credit facility contains covenants that require the maintenance of specified financial ratios: (1) the Interest Coverage Ratio (as defined) at the end of each fiscal quarter may not be less than 2.75 and (2) the ratio of Senior Secured Debt (as defined) at any date to Adjusted EBITDA (as defined) for the period of four consecutive fiscal quarters most recently ended on or prior to such date may not exceed 2.75.

During 2006, LCC amended its former senior secured revolving credit facility and amended its indentures to, among other things, provide for additional subsidiary guarantors and other collateral, limit the pledge of equity interests and other securities in certain circumstances and exclude Millennium from certain events-of-default provisions. LCC also amended the indenture governing its 9.625% Senior Secured Notes, Series A, due 2007 to eliminate substantially all of the restrictive covenants, certain events of default and other provisions.

Amounts available under LCC’s revolving credit facility, which was undrawn at December 31, 2006, are reduced to the extent of outstanding letters of credit provided under LCC’s credit facility, which totaled $91 million as of December 31, 2006. LCC’s revolving credit facility bears interest between LIBOR plus 1.75% and LIBOR plus 2.5%, based on a Total Leverage Ratio (as defined).

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	Long-Term Debt – (Continued)

LCC’s credit facility and Senior Secured Notes are secured by liens on: all of LCC’s and certain subsidiary guarantors’ domestic personal property; mortgages on certain production facilities located in Pasadena and Channelview, Texas and Lake Charles, Louisiana and the refinery located in Houston, Texas; and, subject to certain limitations, equity interests in domestic subsidiaries, including Millennium and Equistar, and certain non-U.S. subsidiaries.

During 2005, LCC: prepaid $300 million of its 9.5% Senior Secured Notes due 2008 and the remaining $700 million of the 9.875% Senior Secured Notes, Series B, due 2007; paid an aggregate of $36 million in prepayment premiums; purchased $1 million of its 9.625% Senior Secured Notes, Series A, due 2007; and paid, at maturity, $100 million of its 9.375% Debentures due 2005. During 2004, LCC prepaid $300 million of the 9.875% Senior Secured Notes, Series B, which mature in 2007, and paid $15 million in prepayment premiums.

Equistar long-term debt—During 2005, Equistar amended its $250 million inventory-based revolving credit facility, increasing the availability to $400 million, extending the maturity to November 2010 and reducing the interest rate from LIBOR plus 2.25% to LIBOR plus 1.5%. The total amount available at December 31, 2006 under both the $400 million inventory-based revolving credit facility and the $600 million accounts receivable sales facility (see Note 10) was $938 million, which gave effect to the borrowing base less a $50 million unused availability requirement and any outstanding amount of accounts receivable sold under the accounts receivable facility, of which there were none at December 31, 2006, and $12 million of outstanding letters of credit under the revolving credit facility as of December 31, 2006. The borrowing base is determined using a formula applied to accounts receivable and inventory balances. The revolving credit facility requires that the unused available amounts under that facility and the $600 million accounts receivable sales facility equal or exceed $50 million, or $100 million if the Interest Coverage Ratio (as defined) at the end of any period of four consecutive fiscal quarters is less than 2:1. The revolving credit facility is secured by a lien on all Equistar inventory and certain Equistar personal property, including a pledge of accounts receivable. There was no borrowing under the revolving credit facility at December 31, 2006.

During 2006, Equistar repaid the $150 million of 6.5% Notes outstanding, which matured in February 2006. Equistar’s $400 million revolving credit facility and its indentures contain covenants that, subject to exceptions, restrict, among other things, lien incurrence, debt incurrence, dividends, sales of assets, investments, accounts receivable securitizations, purchase of equity, payments on indebtedness, affiliate transactions, sale and leaseback transactions and mergers. The credit facility does not require the maintenance of specified financial ratios as long as certain conditions are met. In addition, some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when Equistar’s Fixed Charge Coverage Ratio (as defined), is less than 1.75 to 1.

Millennium long-term debt—During 2006, Millennium obtained an amendment to its $150 million senior secured revolving credit facility and to the indenture governing the 4% Convertible Senior Debentures primarily to exclude a subsidiary of Millennium, Millennium Holdings, LLC and its subsidiaries (collectively “Millennium Holdings”), from events-of-default provisions that could be triggered in connection with judgments against Millennium Holdings. See “Litigation” section of Note 20.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	Long-Term Debt – (Continued)

Also during 2006, a U.K. subsidiary of Millennium entered into a new €60 million, five-year, revolving credit facility, which, subject to permitted liens, is generally secured by the subsidiary’s inventory, accounts receivable and certain other assets. Availability under the U.K. facility, which was €46 million, or approximately $61 million, at December 31, 2006, gave effect to the borrowing base as determined using a formula applied to accounts receivable and inventory balances and was reduced to the extent of outstanding borrowing and letters of credit provided under the facility. At December 31, 2006, there was no outstanding borrowing, and there were no outstanding letters of credit under the facility. The U.K. facility bears interest at LIBOR plus 1.25%.

During 2006, Millennium purchased $158 million principal amount of its 7% Senior Notes due 2006, paying a premium of $2 million, and purchased $85 million principal amount of the 9.25% Senior Notes due 2008, paying a premium of $5 million. Millennium also repaid $29 million principal amount of its Australian term loan during 2006.

During 2005, Millennium purchased $342 million principal amount of its 7% Senior Notes due 2006, $13 million of the 9.25% Senior Notes due 2008 and $1 million of the 7.625% Senior Debentures due 2026, paying total premiums of $10 million.

Millennium amended and restated its $150 million senior secured credit facility in 2005, replacing it with a $125 million U.S. senior secured revolving credit facility, a $25 million Australian senior secured revolving credit facility, and a $100 million Australian senior secured term loan, all of which mature in August 2010. Availability under the revolving credit facilities is reduced to the extent of outstanding letters of credit provided under the facilities. There were $22 million of outstanding letters of credit under the U.S. revolving credit facility and none outstanding under the Australian revolving credit facility as of December 31, 2006. There was no outstanding borrowing under either revolving credit facility as of December 31, 2006. The U.S. revolving credit facility and the Australian term loan generally bear interest between LIBOR plus 1% and LIBOR plus 2%, as the case may be, based upon the Leverage Ratio (as defined), as of the most recent determination date. The Australian revolving credit facility generally bears interest based on the Australian Bank Bill Rate (as defined) plus between 1% and 2%, as the case may be, based upon the Leverage Ratio as of the most recent determination date.

Also in 2005, Millennium obtained an amendment to its previous $150 million senior secured credit facility to allow for the unrestricted repurchase of indebtedness in the form of bonds, debentures, notes or similar instruments. On February 2, 2005, as a result of certain adjustments and charges related to the February 2005 restatement of Millennium’s financial statements, Millennium entered into an amendment and waiver to its previous $150 million credit facility, which amended the credit facility definition of EBITDA and waived any and all defaults or events of default that may have occurred on or prior to the amendment and waiver.

Pursuant to the indenture governing the 9.25% Senior Notes, Millennium was required to purchase $4 million principal amount of its 9.25% Senior Notes and pay a 1% premium as a result of Lyondell’s acquisition of Millennium on November 30, 2004.

The obligations under the U.S. revolving credit facility, subject to permitted liens, are generally secured by Millennium’s equity interests in certain U.S. and non-U.S. subsidiaries, cash distributions made by Equistar, certain assets of Millennium and certain of its U.S. subsidiaries and guarantees by Millennium and certain U.S. subsidiaries.

The obligations under the Australian term loan and revolving credit facility, subject to permitted liens, are secured by Millennium’s equity interests in certain non-U.S. subsidiaries, substantially all of the assets of those subsidiaries, including cash and proceeds therefrom, and guarantees by Millennium and certain of its subsidiaries.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	Long-Term Debt – (Continued)

In addition to letters of credit outstanding under the U.S. revolving credit facility, Millennium had other outstanding letters of credit and bank guarantees under other arrangements of $8 million at December 31, 2006.

Millennium’s facilities and its indentures contain covenants that, subject to exceptions, restrict, among other things, dividends, debt incurrence, lien incurrence, investments, sale and leaseback transactions, sales of assets, affiliate transactions, mergers, accounts receivable securitization transactions, purchase of equity and payments on indebtedness. Pursuant to these provisions, Millennium is prohibited from making restricted payments, including paying certain dividends. Other than the U.K. facility, Millennium’s facilities also contain covenants that require the maintenance of specified financial ratios: (1) the Leverage Ratio (as defined) is required to be less than 4.50 to 1 and (2) the Interest Coverage Ratio (as defined) for any period of four consecutive fiscal quarters is required to be equal to or greater than 2.25 to 1. Millennium’s U.K. facility does not require the maintenance of specified financial ratios as long as certain conditions are met.

Millennium has outstanding $150 million aggregate principal amount of 4% Convertible Senior Debentures, which are due in 2023, unless earlier redeemed, converted or repurchased. As a result of Lyondell’s acquisition of Millennium, Millennium and Lyondell executed a supplemental indenture providing that the holders of the 4% Convertible Senior Debentures may convert their debentures into shares of Lyondell’s common stock (or, at Lyondell’s discretion, equivalent cash or a combination thereof). As of December 31, 2006, based on a quarterly test related to the price of Lyondell common stock, the Debentures were convertible at a conversion price of $13.38 per share, which is equivalent to a conversion rate of 74.758 Lyondell shares per one thousand dollar principal amount of the Debentures. As of December 31, 2006, the amount of Debentures converted into shares of Lyondell common stock was not significant.

The Debentures are redeemable at Millennium’s option beginning November 15, 2010 at a redemption price equal to 100% of their principal amount. On November 15 in each of 2010, 2013 and 2018, holders of the Debentures will have the right to require Millennium to repurchase all or some of the Debentures they own at a purchase price equal to 100% of their principal amount. Millennium may choose to pay the purchase price in cash or shares of Lyondell’s common stock or any combination thereof. In the event of a conversion request as a result of the long-term credit rating assigned to the Debentures being either Caa1 or lower, in the case of Moody’s Investors Service (“Moody’s”), or B- or lower in the case of Standard & Poor’s (“S&P”) rating service, or if both rating agencies discontinue, withdraw or suspend their ratings, Millennium can deliver cash, or a combination of cash and shares of Lyondell common stock, in lieu of shares of Lyondell common stock. The Debentures are currently rated B1 by Moody’s and B+ by S&P. Holders of the Debentures also have the right to require Millennium to repurchase all or some of the Debentures at a cash purchase price equal to 100% of their principal amount, upon the occurrence of certain events constituting a Fundamental Change, as defined in the indenture. Lyondell’s acquisition of Millennium was not considered a Fundamental Change.

Millennium’s revolving credit facility is guaranteed by Millennium and Millennium America Inc. (“Millennium America”), a subsidiary of Millennium; Millennium’s 7.625% Senior Debentures and 9.25% Senior Notes were issued by Millennium America and are fully and unconditionally guaranteed by Millennium; and Millennium’s 4% Convertible Senior Debentures were issued by Millennium and are guaranteed fully and unconditionally by Millennium America.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Lease Commitments

Lyondell leases various facilities and equipment under noncancelable operating lease arrangements for varying periods. Operating leases include leases of railcars used in the distribution of products in Lyondell’s business. As of December 31, 2006, future minimum lease payments for the next five years and thereafter, relating to all noncancelable operating leases with terms in excess of one year were as follows:

Millions of dollars
2007	$235
2008	188
2009	147
2010	132
2011	111
Thereafter	611

Total minimum lease payments	$1,424

Net rental expense for 2006, 2005 and 2004 was $226 million, $196 million and $77 million, respectively. The increases in net rental expenses in 2006 and 2005 were primarily due to the consolidation of Houston Refining from August 16, 2006 and Millennium and Equistar from December 31, 2004 (see Note 3).

17. Financial Instruments and Derivatives

Lyondell is exposed to market risks, such as changes in commodity pricing, currency exchange rates and interest rates. To manage the volatility related to these exposures, Lyondell selectively enters into derivative transactions pursuant to Lyondell’s policies. Designation of the derivatives as fair-value or cash-flow hedges is performed on a specific exposure basis. Hedge accounting may not be elected with respect to certain short-term exposures. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged.

Commodity Price Risk Management—Lyondell is exposed to commodity price volatility related to anticipated purchases of natural gas, crude oil and other raw materials and sales of its products. Lyondell selectively uses commodity swap, option, and futures contracts with various terms to manage the volatility related to these risks. Such contracts are generally limited to durations of one year or less. Cash-flow hedge accounting is normally elected for these derivative transactions; however, in some cases, when the duration of a derivative is short, hedge accounting is not elected. When hedge accounting is not elected, the changes in fair value of these instruments are recorded in earnings. When hedge accounting is elected, gains and losses on these instruments are deferred in accumulated other comprehensive income (“AOCI”) until the underlying transaction is recognized in earnings.

During 2006, Lyondell entered into futures contracts, with respect to purchases of crude oil and sales of gasoline and heating oil. These futures transactions were not designated as hedges, and the changes in the fair value of the futures contracts were recognized in earnings. During 2006, Lyondell settled futures positions of 38 million gallons of gasoline and heating oil, which resulted in net gains of $1 million.

At December 31, 2006, futures contracts for 12 million gallons of gasoline in the notional amount of $20 million and 900 thousand barrels of crude oil in the notional amount of $56 million, maturing in February and March 2007, were outstanding. The fair value, based on quoted market prices, resulted in a net payable of $3 million at December 31, 2006.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.	Financial Instruments and Derivatives – (Continued)

Net losses of $1 million, $5 million and $1 million were included in earnings in 2006, 2005 and 2004, respectively. As of December 31, 2005, the notional amounts of outstanding commodity derivative instruments were not material. The deferred amounts in AOCI at December 31, 2006 or 2005 were less than $1 million.

Foreign Currency Exposure Management—Lyondell manufactures and markets its products in a number of countries throughout the world and, as a result, is exposed to changes in currency exchange rates. Costs in some countries are incurred, in part, in currencies other than the applicable functional currency. Lyondell selectively utilizes forward, swap and option derivative contracts with terms normally lasting less than three months to protect against the adverse effect that currency exchange rate fluctuations may have on foreign currency denominated trade receivables and trade payables. These derivatives generally are not designated as hedges for accounting purposes. There were no outstanding foreign currency forward, swap or option contracts at December 31, 2006 and 2005.

In addition, Lyondell selectively utilizes currency forward and swap contracts that qualify as cash-flow hedges. These are intended to offset the effect of exchange rate fluctuations on forecasted or committed sales and purchases. Gains and losses on these instruments are deferred in AOCI until the underlying transaction is recognized in earnings. The gains or losses are reported either in sales and other operating revenues or cost of sales to match the underlying transaction being hedged. There were no amounts related to foreign exchange cash-flow hedges deferred in AOCI at December 31, 2006 and 2005.

As a result of foreign currency transactions, Lyondell had net losses of $8 million, $7 million and $5 million, respectively, in 2006, 2005 and 2004.

Interest Rate Risk Management—Lyondell selectively uses derivative instruments to manage the ratio of fixed-to variable-rate debt at Millennium. At December 31, 2006, there were outstanding interest rate swap agreements in the notional amount of $175 million, which were designated as fair-value hedges of underlying fixed-rate obligations. The fair value of these interest rate swap agreements was an obligation of $3 million and $4 million at December 31, 2006 and 2005, respectively, resulting in a decrease in the carrying value of long-term debt and the recognition of a corresponding liability. The net gains and losses resulting from adjustment of both the interest rate swaps and the hedged portion of the underlying debt to fair value are recorded in interest expense.

The carrying value and the estimated fair value of Lyondell’s non-current, non-derivative financial instruments as of December 31, 2006 and 2005 are shown in the table below:

	2006		2005
Millions of dollars	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt, including current maturities	$8,040	$8,388	$6,293	$6,584

Long-term debt, including amounts due within one year, was valued based upon the borrowing rates currently available to Lyondell for debt with terms and average maturities similar to Lyondell’s debt portfolio except that, for the 4% Convertible Senior Debentures, quoted market values were used. The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable and accounts payable, approximated their carrying value due to their short maturity.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Pension and Other Postretirement Benefits

Lyondell has defined benefit pension plans which cover employees in the United States and a number of other countries. Retirement benefits are generally based on years of service and the employee’s highest compensation for any consecutive 36-month period during the last 120 months of service or other compensation measures as defined under the respective plan provisions. Lyondell funds the plans through contributions to pension trust funds, generally subject to minimum funding requirements as provided by applicable law. Lyondell also has unfunded supplemental nonqualified retirement plans, which provide pension benefits for certain employees in excess of the U.S. tax-qualified plans’ limits. In addition, Lyondell sponsors unfunded postretirement benefit plans other than pensions for U.S. employees, which provide medical and life insurance benefits. The postretirement medical plans are contributory, while the life insurance plans are generally noncontributory. The life insurance benefits under certain plans are provided to employees who retired before July 1, 2002.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Pension and Other Postretirement Benefits – (Continued)

The following table provides a reconciliation of projected benefit obligations, plan assets and the funded status of Lyondell’s U.S. and non-U.S. pension plans, including the pension plans of Houston Refining as a result of Lyondell’s August 16, 2006 acquisition of CITGO’s 41.25% interest in Houston Refining (see Note 3):

	2006		2005
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligation, January 1	$1,606	$474	$1,545	$452
Acquisition of Houston Refining	169	—	—	—
Service cost	52	19	46	17
Interest cost	88	23	85	21
Actuarial (gain) loss	(80)	(27)	48	47
Benefits paid	(111)	(16)	(118)	(14)
Foreign exchange effects	—	58	—	(49)
Other	—	3	—	—

Benefit obligation, December 31	1,724	534	1,606	474

Change in plan assets:
Fair value of plan assets, January 1	1,055	344	998	315
Acquisition of Houston Refining	93	—	—	—
Actual return on plan assets	136	26	71	50
Company contributions	174	36	104	27
Benefits paid	(111)	(16)	(118)	(14)
Foreign exchange effects	—	44	—	(33)
Other	—	3	—	(1)

Fair value of plan assets, December 31	1,347	437	1,055	344

Funded status, December 31	$(377)	$(97)	$(551)	$(131)
Amounts not recognized in benefit costs:
Actuarial and investment loss	182	47	307	73
Prior service cost (benefit)	(7)	1	(10)	1
Transition obligation	—	—	—	2

Net amount recognized in benefit costs	$(202)	$(49)	$(254)	$(55)

Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid benefit cost	$29	$7	$28	$32
Accrued benefit liability, current	(6)	—
Accrued benefit liability, long-term	(400)	(104)	(463)	(99)

Funded status, December 31, 2006	(377)	(97)
Accumulated other comprehensive loss - pretax	175	48	181	12

Net amount recognized in benefit costs	$(202)	$(49)	$(254)	$(55)

Additional Information:
Accumulated benefit obligation for defined benefit plans, December 31	$1,481	$428	$1,386	$373
Increase (decrease) in minimum liability, prior to application of SFAS No. 158, included in other comprehensive loss	(85)	2	3	(4)

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Pension and Other Postretirement Benefits – (Continued)

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of Lyondell’s other postretirement benefit plans, which are provided for U.S. employees:

Millions of dollars	2006	2005
Change in benefit obligation:
Benefit obligation, January 1	$229	$239
Acquisition of Houston Refining	57	—
Service cost	5	5
Interest cost	13	13
Plan amendments	(10)	(19)
Actuarial (gain) loss	(11)	4
Benefits paid	(13)	(13)

Benefit obligation, December 31	270	229

Funded status, December 31	(270)	(229)
Amounts not recognized in benefit costs:
Actuarial loss	(1)	3
Prior service benefit	31	(25)

Net amount recognized in benefit costs	$(240)	$(251)

Amounts recognized in the Consolidated Balance Sheets consist of:
Accrued benefit liability, current	$(16)	$—
Accrued benefit liability, long-term	(254)	(251)

Funded status, December 31, 2006	(270)
Accumulated other comprehensive income - pretax	30	—

Net amount recognized in benefit costs	$(240)	$(251)

Pension plans with projected benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

	2006		2005
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Projected benefit obligations	$1,690	$495	$1,571	$449
Fair value of assets	1,284	392	997	308

Pension plans with accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

	2006		2005
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Accumulated benefit obligations	$1,301	$220	$1,351	$188
Fair value of assets	1,127	178	997	136

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Pension and Other Postretirement Benefits – (Continued)

The following table provides the components of net periodic pension costs for the years ended December 31:

	2006		2005		2004
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Net Periodic Pension Cost:
Service cost	$52	$19	$46	$17	$17	$10
Interest cost	88	23	85	21	35	10
Actual return on plan assets	(136)	(26)	(71)	(50)	(47)	(18)
Less - return in excess of (less than) expected return	52	5	(6)	31	25	4

Expected return on plan assets	(84)	(21)	(77)	(19)	(22)	(14)
Prior service cost (benefit) amortization	(1)	1	(2)	—	(2)	—
Actuarial and investment loss amortization	24	3	23	4	20	8

Net periodic benefit cost	$79	$25	$75	$23	$48	$14

Amortization of the defined benefit pension plans actuarial loss and prior service cost (benefit) components of AOCI estimated to be included in 2007 net periodic pension cost is $15 million and $1 million, respectively.

The following table provides the components of net periodic other postretirement benefit costs for the years ended December 31:

Millions of dollars	2006	2005	2004
Net periodic other postretirement benefit costs:
Service cost	$5	$5	$2
Interest cost	13	13	7
Prior service benefit amortization	(4)	—	(1)
Recognized actuarial loss	1	—	—

Net periodic benefit cost	$15	$18	$8

Amortization of the defined benefit postretirement plans prior service benefit component of AOCI estimated to be included in 2007 net periodic benefit cost is $7 million.

The above net periodic pension and other postretirement benefit costs include Houston Refining prospectively from August 16, 2006 and Millennium and Equistar prospectively from December 1, 2004. The assumptions used in determining the net benefit liabilities for Lyondell’s pension and other postretirement benefit plans were as follows at December 31:

	2006		2005
	U.S.	Non-U.S.	U.S.	Non-U.S.
Weighted-average assumptions as of December 31:
Discount rate	5.75%	4.99%	5.50%	4.59%
Rate of compensation increase	4.50%	4.39%	4.50%	4.28%

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Pension and Other Postretirement Benefits – (Continued)

The assumptions used in determining net benefit costs for Lyondell’s pension and other postretirement benefit plans were as follows for the year ended December 31:

	2006		2005		2004
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Weighted-average assumptions for the year:
Discount rate	5.50%	4.59%	5.75%	5.09%	6.25%	5.15%
Expected return on plan assets	8.00%	5.82%	8.00%	6.43%	8.00%	6.28%
Rate of compensation increase	4.50%	4.28%	4.50%	4.33%	4.50%	4.45%

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2006 was 10% for 2007, decreasing 1% per year to 5% in 2012 and thereafter. At December 31, 2005, similar cost escalation assumptions were used. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on Lyondell’s maximum contribution level to the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated other postretirement benefit liability as of December 31, 2006 by less than $2 million and would not have a material effect on the aggregate service and interest cost components of the net periodic other postretirement benefit cost for the year then ended.

Management’s goal is to manage pension investments over the long term to achieve optimal returns with an acceptable level of risk and volatility. Lyondell’s targeted asset allocations for the U.S. plans of 55% U.S. equity securities, 15% non-U.S. equity securities, and 30% fixed income securities are based on recommendations by Lyondell’s independent pension investment advisor. Lyondell’s expected long-term rate of return on plan assets of 8% is based on the average level of earnings that its independent pension investment advisor has advised could be expected to be earned over time on such allocation. Investment policies prohibit investments in securities issued by Lyondell or investment in speculative derivative instruments. The investments are marketable securities that provide sufficient liquidity to meet expected benefit obligation payments.

Lyondell’s pension plan weighted-average asset allocations by asset category for its U.S. pension plans generally are as follows at December 31:

	2006 Policy	2006	2005
Asset Category:
U.S. equity securities	55%	56%	54%
Non-U.S. equity securities	15%	17%	16%
Fixed income securities	30%	27%	30%

Total	100%	100%	100%

Required contributions to Lyondell’s pension plans are expected to be approximately $60 million in 2007.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Pension and Other Postretirement Benefits – (Continued)

As of December 31, 2006, future expected benefit payments by the plans, which reflect expected future service, as appropriate, were as follows:

Millions of dollars	Pension Benefits	Other Benefits
2007	$133	$19
2008	138	19
2009	141	20
2010	144	21
2011	150	21
2012 through 2016	816	103

Lyondell also maintains voluntary defined contribution savings plans for eligible employees. Contributions to these plans by Lyondell were $29 million in 2006, $26 million in 2005 and $11 million in 2004. Houston Refining’s plans are included prospectively from August 16, 2006 and Millennium’s and Equistar’s plans are included prospectively from December 1, 2004.

19.	Income Taxes

The significant components of the provision for income taxes were as follows for the years ended December 31:

Millions of dollars	2006	2005	2004
Current:
Federal	$296	$32	$(4)
Non-U.S.	61	50	4
State	8	(5)	4

Total current	365	77	4

Deferred:
Federal	88	138	56
Non-U.S.	(52)	21	(31)
State	6	(17)	(6)

Total deferred	42	142	19

Provision for income taxes before tax effects of other comprehensive income	407	219	23
Tax effects of elements of other comprehensive income:
Cumulative translation adjustment	19	(17)	36
Minimum pension liability	8	—	—

Total income tax expense in comprehensive income	$434	$202	$59

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Income Taxes – (Continued)

Lyondell’s current provisions for U.S. federal income tax expense for 2004, 2005 and a portion of 2006 were substantially offset by the benefit of net operating loss carryforwards. In each period, the resulting reduction in the current tax provision was offset by an increase in the deferred tax provision. The 2005 current U.S. tax provision represented the portion of the Alternative Minimum Tax liability that cannot be offset by net operating loss carryforwards plus the required tax payable with respect to the repatriation of funds under the American Jobs Creation Act of 2004 as discussed below.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of operating loss carryforwards. Significant components of Lyondell’s deferred tax liabilities and assets were as follows as of December 31:

Millions of dollars	2006	2005
Deferred tax liabilities:
Accelerated tax depreciation	$1,832	$1,711
Investments in joint venture partnerships	306	500
Goodwill and other intangible assets	103	59
Inventory	86	—
Accrual for potential income tax assessments	—	78
Other	35	(13)

Total deferred tax liabilities	2,362	2,335

Deferred tax assets:
Net operating loss carryforwards	211	307
Employee benefit plans	352	361
AMT credits	89	145
Fair value of debt acquired	19	21
U.S. tax benefit of deferred non-U.S. taxes	61	55
Deferred charges and revenues	181	33
Environmental remediation liabilities	71	78
Book depreciation in excess of tax depreciation	64	58
Other	101	133

Total deferred tax assets	1,149	1,191
Deferred tax asset valuation allowances	(207)	(171)

Net deferred tax assets	942	1,020

Net deferred tax liabilities	$1,420	$1,315

Balance sheet classifications:
Deferred tax assets	$109	$203
Other assets, net	79	54
Accrued liabilities	10	1
Deferred income taxes	1,598	1,571

Net deferred tax liabilities	$1,420	$1,315

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Income Taxes – (Continued)

During 2006, Lyondell completely utilized its U.S. federal tax net operating loss carryforward benefits. Lyondell has net operating loss carryforward benefits of $26 million in the Netherlands, which under legislation enacted in 2006 will begin to expire in 2014. The remaining net operating loss carryforwards in various jurisdictions have long or indefinite expiration periods. The deferred tax benefit related to these loss carryforwards of $211 million as of December 31, 2006 was reduced by a valuation allowance of $155 million related to certain French tax loss carryforwards, which management believes are more likely than not to expire unutilized. The federal AMT credits of $89 million have no expiration date. Provisions of $28 million in 2006 and $33 million in 2005 increased the valuation allowance, primarily for net operating loss carryforwards. Other changes in the valuation allowance reflected the effects of foreign currency translation. The valuation allowance was $157 million as of December 31, 2004.

Certain income tax returns of Lyondell’s U.S. and non-U.S. subsidiaries are currently under examination by the Internal Revenue Service (“IRS”) and various other non-U.S. and state tax authorities. In many cases, these audits may result in proposed assessments by the tax authorities. Lyondell believes that its tax positions comply with applicable tax law and intends to defend its positions through appropriate administrative and judicial processes. Lyondell believes it has adequately provided for any probable outcomes related to these matters.

The American Jobs Creation Act of 2004 (the “Act”) provides a tax deduction for qualified domestic production activities. During 2005, Lyondell utilized its federal tax loss carryforwards and, as a result, did not benefit from these provisions. As a result of the full utilization of all available federal tax loss carryforwards during 2006, Lyondell recognized a benefit of $9 million during 2006 related to qualified production activities for a portion of 2006.

The Act also provided tax benefits with respect to the repatriation of foreign earnings that can result in a significant reduction in the effective tax rate on certain foreign earnings repatriated during a one-year period. Lyondell elected to repatriate, during 2005, certain non-U.S. earnings that had previously been identified as likely to be repatriated as well as additional earnings previously expected to be indefinitely invested. In connection with the acquisition of Millennium on November 30, 2004, Lyondell recorded a net deferred tax liability of $11 million with respect to the expected 2005 repatriation of $161 million of non-U.S. preacquisition earnings. During 2005, $297 million, including non-U.S. Millennium earnings and returns of investment, was repatriated, resulting in an additional tax provision of $3 million.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Income Taxes – (Continued)

Lyondell has determined that the undistributed earnings of foreign subsidiaries will be permanently reinvested. The undistributed earnings of foreign subsidiaries aggregated $144 million at December 31, 2006. It is not practicable to calculate the unrecognized deferred tax liability on those earnings.

The domestic and non-U.S. components of income (loss) before income taxes and a reconciliation of the income tax provision (benefit) to theoretical income tax computed by applying the U.S. federal statutory tax rate are as follows:

Millions of dollars	2006	2005	2004
Income (loss) before income taxes:
Domestic	$553	$615	$80
Non-U.S.	40	135	(3)

Total	$593	$750	$77

Theoretical income tax at U.S. statutory rate	$208	$263	$27
Increase (reduction) resulting from:
Goodwill impairment	191	—	—
Purchased in-process R&D	—	—	23
Decrease in statutory non-U.S. tax rates	(19)	(5)	(23)
Other effects of non-U.S. operations	22	26	(3)
Changes in estimates for prior year items	(12)	(61)	—
Non-U.S. valuation allowances	17	16	2
State income taxes, net of federal	9	(14)	(4)
Domestic manufacturing deduction	(9)	—	—
Other, net	—	(6)	1

Income tax provision	$407	$219	$23

Effective income tax rate	68.6%	29.2%	29.9%

During 2006 and 2005, Lyondell recorded net interest income of $4 million and net interest expense of $9 million, respectively, related to various income tax exposures.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Commitments and Contingencies

Commitments—Lyondell has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business, generally for quantities required for its businesses and at prevailing market prices. Lyondell is also a party to various obligations to purchase products and services, principally for utilities and industrial gases and ore that is used in the production of TiO2. These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements. Also included in purchase obligations is a commitment to reimburse Rhodia for the costs of operating the TDI facility at Pont de Claix, France, through March 2016. The Rhodia obligations, denominated in euros, include fixed and variable components. The actual future obligation will vary with fluctuations in foreign currency exchange rates, market prices of raw materials and other variable cost components such as utility costs. Approximately 12% to 16% of the annual payments shown in the table below are subject to such variability.

At December 31, 2006, estimated future minimum payments under these contracts with noncancelable contract terms in excess of one year were as follows:

Millions of dollars
2007	$1,066
2008	912
2009	862
2010	817
2011	783
Thereafter through 2023	5,184

Total minimum contract payments	$9,624

Lyondell’s total purchases under these agreements were $1,547 million, $1,644 million and $615 million in 2006, 2005 and 2004, respectively. The increase in 2005 compared to 2004 primarily reflects the effect of including Equistar’s and Millennium’s purchases under such contracts for the full year in 2005.

Crude Supply Agreement—Prior to August 1, 2006, PDVSA Oil and Houston Refining were parties to a Crude Supply Agreement (“CSA”). Under the CSA, generally, PDVSA Oil was required to sell and Houston Refining was required to purchase 230,000 barrels per day of heavy, high sulfur crude oil, which constitutes approximately 86% of Houston Refining’s refining capacity of 268,000 barrels per day of crude oil. From 1998 through 2002, PDVSA Oil, from time to time, declared itself in a force majeure situation and subsequently reduced deliveries of crude oil. In February 2002, Houston Refining filed a lawsuit against PDVSA and PDVSA Oil in connection with the force majeure declarations. On April 6, 2006, the parties announced the settlement of these disputes and other disputes among the parties and their respective affiliates, and, on April 10, 2006, the lawsuits were dismissed.

On August 16, 2006, Lyondell purchased CITGO’s 41.25% ownership interest in Houston Refining. As part of the transaction, Houston Refining made a $300 million payment to terminate the CSA (see Note 3) and the parties entered into a new crude oil contract, effective August 1, 2006, which provides for the purchase and supply of 230,000 barrels per day of heavy, high sulfur crude oil and extends through 2011, and year to year thereafter. The contract contains market-based pricing, which is determined using a formula reflecting published market indices. The pricing is designed to be consistent with published prices for similar grades of crude oil.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Commitments and Contingencies – (Continued)

Asset Retirement Obligation—Lyondell believes that there are asset retirement obligations associated with some of its facilities, but that the present value of those obligations normally is not material in the context of an indefinite expected life of the facilities. Lyondell continually reviews the optimal future alternatives for its facilities. In many cases, the amount and timing of costs, if any, that may be incurred as a result of such reviews are not known and no decisions have been reached, but if a decision were reached, in accordance with local laws and customs, to retire one or more facilities in the foreseeable future, the asset retirement costs could range from $0 to $30 million, depending upon the scope of the required work and other factors. At December 31, 2006, the balance of the liability that had been recognized for all asset retirement obligations, including scheduled closure of certain landfills, was $24 million. In addition, any decision to retire a facility would result in other costs, including employment related costs.

Environmental Remediation—Lyondell’s accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $200 million and $194 million as of December 31, 2006 and 2005, respectively. The remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liabilities recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters.

The following table summarizes the activity in Lyondell’s accrued environmental liability for the years ended December 31:

Millions of dollars	2006	2005
Balance at January 1	$194	$147
Additional provisions	20	10
Amounts paid	(14)	(11)
Adjustments to purchase price allocation	—	53
Other	—	(5)

Balance at December 31	$200	$194

The 2004 provision for estimated environmental remediation costs was $12 million. The liabilities for individual sites range from less than $1 million to $106 million. The $106 million liability relates to the Kalamazoo River Superfund Site.

A Millennium subsidiary has been identified as a Potential Responsible Party (“PRP”) with respect to the Kalamazoo River Superfund Site. The site involves cleanup of river sediments and floodplain soils contaminated with polychlorinated biphenyls, cleanup of former paper mill operations, and cleanup and closure of landfills associated with the former paper mill operations. In 2000, the Kalamazoo River Study Group (the “KRSG”), of which the Millennium subsidiary and other PRPs are members, submitted to the State of Michigan a Draft Remedial Investigation and Draft Feasibility Study, which evaluated a number of remedial options for the river. The estimated costs for these remedial options ranged from $0 to $2.5 billion.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Commitments and Contingencies – (Continued)

At the end of 2001, the U.S. Environmental Protection Agency (“EPA”) took lead responsibility for the river portion of the site at the request of the State of Michigan. In 2004, the EPA initiated a confidential process to facilitate discussions among the agency, the Millennium subsidiary, other PRPs, the Michigan Departments of Environmental Quality and Natural Resources, and certain federal natural resource trustees about the need for additional investigation activities and different possible approaches for addressing the contamination in and along the Kalamazoo River. These discussions are continuing.

As of December 31, 2006, the probable future remediation spending associated with the river cannot be determined with certainty. Although the KRSG study identified a broad range of remedial options, not all of those options would represent reasonably possible outcomes. Management does not believe that it can identify a single remedy among those options that would represent the highest-cost reasonably possible outcome. However, in 2004, Lyondell recognized a liability representing Millennium’s interim allocation of 55% of the $73 million total of estimated cost of riverbank stabilization, recommended as the preferred remedy in 2000 by the KRSG study, and of certain other costs. At December 31, 2006, the balance of this liability was $58 million.

In addition, in 2004, Lyondell recognized a liability primarily related to Millennium’s estimated share of remediation costs for two former paper mill sites and associated landfills, which are also part of the Kalamazoo River Superfund Site. At December 31, 2006, the balance of the liability was $48 million. Although no final agreement has been reached as to the ultimate remedy for these locations, Millennium has begun remediation activity related to these sites.

Millennium’s ultimate liability for the Kalamazoo River Superfund Site will depend on many factors that have not yet been determined, including the ultimate remedy selected, the determination of natural resource damages, the number and financial viability of the other PRPs, and the determination of the final allocation among the PRPs.

The balance at December 31, 2006 of Millennium remediation liabilities related to Millennium sites other than the Kalamazoo River Superfund Site was $66 million.

MTBE—The presence of MTBE in some water supplies in certain U.S. states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft led to public concern about the use of MTBE and resulted in U.S. federal and state governmental initiatives to reduce or ban the use of MTBE. Substantially all refiners and blenders have discontinued the use of MTBE in the U.S.

Accordingly, Lyondell is marketing its U.S.-produced MTBE for use outside of the U.S. However, there are higher distribution costs and import duties associated with exporting MTBE outside of the U.S., and the increased supply of MTBE may reduce profitability of MTBE in these export markets. Lyondell’s U.S.-based and European-based MTBE plants generally have the flexibility to produce either MTBE or ethyl tertiary butyl ether (“ETBE”) to accommodate market needs. Lyondell produces and sells ETBE in Europe to address Europe’s growing demand for biofuels. In addition, during the fourth quarter of 2006, Lyondell installed equipment at its Channelview, Texas facility to provide Lyondell with the flexibility to produce an alternative gasoline blending component known as iso-octene (also known as “di-isobutylene” or “DIB”) or either MTBE or ETBE at that facility in the future. The facility began producing iso-octene during the fourth quarter of 2006, but experienced equipment limitations that negatively affected operability and reliability. As a result, the facility has returned to MTBE production while the modifications necessary to ensure reliable iso-octene production are defined. Any decision to return to iso-octene production will depend on timing and cost of the required modifications, and product decisions will continue to be influenced by regulatory and market developments. The profit contribution related to iso-octene may be lower than that historically realized on MTBE. In addition, iso-octene is a new product without an established history.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Commitments and Contingencies – (Continued)

Litigation—On April 12, 2005, BASF Corporation (“BASF”) filed a lawsuit in New Jersey against Lyondell asserting various claims relating to alleged breaches of a PO sales contract and seeking damages in excess of $100 million. A trial date of June 18, 2007 has been set. Management believes that it has valid defenses to all claims and is vigorously defending them. Management does not expect the resolution of the claims to result in any material adverse effect on the financial position, liquidity or results of operations of Lyondell.

Together with alleged past manufacturers of lead-based paint and lead pigments for use in paint, Millennium has been named as a defendant in various legal proceedings alleging personal injury, property damage, and remediation costs allegedly associated with the use of these products. The majority of these legal proceedings assert unspecified monetary damages in excess of the statutory minimum and, in certain cases, equitable relief such as abatement of lead-based paint in buildings. Legal proceedings relating to lead pigment or paint are in various trial stages and post-dismissal settings, some of which are on appeal.

One legal proceeding relating to lead pigment or paint was tried in 2002. On October 29, 2002, the judge in that case declared a mistrial after the jury declared itself deadlocked. The sole issue before the jury was whether lead pigment in paint in and on Rhode Island buildings constituted a “public nuisance.” The re-trial of this case began on November 1, 2005. On February 22, 2006, a jury returned a verdict in favor of the State of Rhode Island finding that the cumulative presence of lead pigments in paints and coatings on buildings in the state constitutes a public nuisance; that a Millennium subsidiary, Millennium Holdings LLC, and other defendants either caused or substantially contributed to the creation of the public nuisance; and that those defendants, including the Millennium subsidiary, should be ordered to abate the public nuisance. On February 28, 2006, the judge held that the state could not proceed with its claim for punitive damages. As a result, the jury was discharged. The court has not entered a final judgment on the jury’s verdict; however, on February 26, 2007, the court issued its decision denying the post-verdict motions of the defendants, including Millennium, for a mistrial or a new trial. The court concluded that it would enter an order of abatement and appoint a special master to assist the court in determining the scope of the abatement remedy.

Millennium’s defense costs to date for lead-based paint and lead pigment litigation largely have been covered by insurance. Millennium has insurance policies that potentially provide approximately $1 billion in indemnity coverage for lead-based paint and lead pigment litigation. Millennium’s ability to collect under the indemnity coverage would depend upon, among other things, the resolution of certain potential coverage defenses that the insurers are likely to assert and the solvency of the various insurance carriers that are part of the coverage block at the time of such a request.

While Lyondell believes that Millennium has valid defenses to all the lead-based paint and lead pigment proceedings and is vigorously defending them, litigation is inherently subject to many uncertainties. Any liability that Millennium may ultimately incur, net of any insurance or other recoveries, cannot be estimated at this time.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Commitments and Contingencies – (Continued)

Indemnification—Lyondell and its joint ventures are parties to various indemnification arrangements, including arrangements entered into in connection with acquisitions, divestitures and the formation of joint ventures. For example, Lyondell entered into indemnification arrangements in connection with the transfer of assets and liabilities from Atlantic Richfield Company to Lyondell prior to Lyondell’s initial public offering and in connection with Lyondell’s acquisition of the outstanding shares of ARCO Chemical Company; Equistar and its owner companies (including Lyondell and Millennium) entered into indemnification arrangements in connection with the formation of Equistar; and Millennium entered into indemnification arrangements in connection with its demerger from Hanson plc. Pursuant to these arrangements, Lyondell and its joint ventures provide indemnification to and/or receive indemnification from other parties in connection with liabilities that may arise in connection with the transactions and in connection with activities prior to completion of the transactions. These indemnification arrangements typically include provisions pertaining to third party claims relating to environmental and tax matters and various types of litigation. As of December 31, 2006, Lyondell has not accrued any significant amounts for such indemnification obligations except for an estimated $97 million accrued for reimbursement of CITGO taxes in connection with the acquisition of Houston Refining, and is not aware of other circumstances that would be likely to lead to significant future indemnification claims against Lyondell. Lyondell cannot determine with certainty the potential amount of future payments under the indemnification arrangements until events arise that would trigger a liability under the arrangements.

Other—Lyondell and its joint ventures are, from time to time, defendants in lawsuits and other commercial disputes, some of which are not covered by insurance. Many of these suits make no specific claim for relief. Although final determination of any liability and resulting financial impact with respect to any such matters cannot be ascertained with any degree of certainty, management does not believe that any ultimate uninsured liability resulting from these matters in which it, its subsidiaries or its joint ventures currently are involved will, individually or in the aggregate, have a material adverse effect on the financial position, liquidity or results of operations of Lyondell.

General—In the opinion of management, the matters discussed in this note are not expected to have a material adverse effect on the financial position or liquidity of Lyondell. However, the adverse resolution in any reporting period of one or more of these matters could have a material impact on Lyondell’s results of operations for that period, which may be mitigated by contribution or indemnification obligations of others, or by any insurance coverage that may be available.

21.	Stockholders’ Equity

Preferred Stock—Lyondell has authorized 80 million shares of $.01 par value preferred stock. As of December 31, 2006, none was outstanding.

Common Stock—Pursuant to the acquisition of Millennium on November 30, 2004, Lyondell issued 63.1 million shares of common stock to the former Millennium shareholders. Millennium shareholders received 0.95 shares of Lyondell common stock for each share of Millennium common stock. See Note 3 for a discussion of the determination of the fair value of the 63.1 million shares of Lyondell common stock issued.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.	Stockholders’ Equity – (Continued)

Series B Common Stock, Warrant and Right—As a result of certain August 22, 2002 transactions, Occidental Chemical Holding Corporation, a subsidiary of Occidental (“OCHC”) held an equity interest in Lyondell, including:

•

34 million shares of Lyondell Series B common stock. The Series B common stock paid a dividend at the same rate as the common stock but, at Lyondell’s option, the dividend was paid in additional shares of Series B common stock through December 31, 2004;

•	a five-year warrant to acquire five million shares of Lyondell common stock at $25 per share; and

•	a now-expired right to receive contingent payments equivalent in value to 7.38% of Equistar’s 2002 and 2003 distributions.

In December 2004, Lyondell elected to convert the 38.6 million shares of outstanding Series B common stock to Lyondell common stock. The conversion did not change the total number of outstanding shares. Dividends on the newly converted shares were paid in cash, beginning in 2005, and no shares of Series B common stock remain outstanding.

As a result of these transactions and subsequent public offerings by Lyondell for OCHC to sell some of its shares of Lyondell common stock, and giving effect to Occidental’s January 26, 2007 exercise of the warrant, OCHC owns a remaining equity interest of 8.5% in Lyondell. In connection with the August 2002 transactions with OCHC, Lyondell agreed to provide registration rights to OCHC and its permitted transferees with respect to shares of Lyondell’s common stock issued to OCHC (1) as a dividend, (2) upon conversion of the Series B common stock (which conversion occurred on December 31, 2004) or (3) upon exercise of the warrant referenced above (which was exercised in January 2007).

Accumulated Other Comprehensive Income (Loss)—The components of accumulated other comprehensive income (loss) were as follows at December 31:

Millions of dollars	2006	2005
Foreign currency translation	$171	$(1)
Minimum pension liability	—	(135)
Pension and postretirement liabilities after application of SFAS No. 158	(129)	—

Total accumulated other comprehensive income (loss)	$42	$(136)

Rights to Purchase Common Stock—On December 8, 1995, the Board of Directors of Lyondell declared a dividend of one right for each outstanding share of Lyondell’s common stock to stockholders of record on December 20, 1995 pursuant to a Rights Agreement, as amended. The rights become exercisable upon the earlier of: (i) ten days following a public announcement by another entity that it has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; or (ii) ten business days following the commencement of a tender offer or exchange offer to acquire beneficial ownership of 15% or more of the outstanding shares of common stock, except under certain circumstances. Each right entitles the holder to purchase from the Company one share of common stock at a specified purchase price. The rights expire at the close of business on December 8, 2015.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.	Stockholders’ Equity – (Continued)

In connection with the sale of securities to OCHC described above under “Series B Common Stock, Warrant and Right,” and in connection with Lyondell’s October 2003 common stock offering, Lyondell’s Board of Directors adopted resolutions exempting Occidental from certain definitions used in the agreement pertaining to these rights. These resolutions authorized Occidental to acquire, without triggering the exercisability of the rights, beneficial ownership of any securities contemplated by the transaction documents related to the sale of securities described above under “Series B Common Stock, Warrant and Right” and a specified amount of common stock in the October 2003 common stock offering, as long as their aggregate direct and indirect beneficial ownership does not exceed 40% of Lyondell’s issued and outstanding common stock.

Convertible Debentures—As a result of Lyondell’s acquisition of Millennium, the holders of Millennium’s 4% Convertible Senior Debentures may convert their Debentures into shares of Lyondell’s common stock (or, at Lyondell’s discretion, equivalent cash or a combination thereof) at a conversion price as of December 31, 2006, subject to adjustment upon certain events, of $13.38 per share, which is equivalent to a conversion rate of 74.758 Lyondell shares per one thousand dollar principal amount of the Debentures. As of December 31, 2006, the principal amount of the 4% Convertible Senior Debentures that had been converted into shares of Lyondell common stock was not significant. Additional paid-in capital includes $143 million representing conversion value of these Debentures.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.	Per Share Data

Basic earnings per share for the periods presented is based upon the weighted average number of shares of common stock outstanding during the periods. Diluted earnings per share also include the effect of outstanding stock options, warrants and restricted stock. Additionally, diluted earnings per share for 2006, 2005 and 2004 include the effect of the assumed conversion of Millennium’s 4% Convertible Debentures into Lyondell common stock.

Earnings per share data and dividends declared per share of common stock were as follows for the year ended December 31:

In millions	2006	2005	2004
Net income	$186	$531	$54
After-tax interest expense on 4% Convertible Senior Debentures	2	(1)	—

Net income assuming conversion of 4% Convertible Senior Debentures	$188	$530	$54

In millions of shares
Basic weighted average shares	247.6	245.9	183.2
Effect of dilutive securities:
4% Convertible Senior Debentures	11.0	10.6	0.9
Stock options, warrants and restricted stock	1.7	3.4	1.9

Dilutive potential shares	260.3	259.9	186.0

Earnings per share:
Basic	$0.75	$2.16	$0.29
Diluted	$0.72	$2.04	$0.29
Antidilutive stock options and warrants in millions	4.8	0.5	—
Dividends declared per share of common stock	$0.90	$0.90	$0.90

See Note 21 for discussion of common stock issued during 2004.

23.	Share-Based Compensation

Under Lyondell’s Amended and Restated 1999 Incentive Plan (the “Incentive Plan”), Lyondell has granted awards of performance units, restricted stock and stock options to certain employees. Restricted stock, restricted stock units and stock option awards are also made to directors under other incentive plans. In addition, Lyondell issues phantom restricted stock, phantom stock options and performance units to certain other employees under other incentive plans. The Incentive Plan authorized total shares available for grant under the plan of 26 million shares of common stock. As of December 31, 2006, 12,052,536 shares remained available for grant with 6,002,005 shares available for future awards of restricted stock or performance units, to the extent settled in shares of common stock, and 1 million shares available for incentive stock option grants.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

23.	Share-Based Compensation – (Continued)

These awards resulted in compensation expense of $54 million, $72 million and $156 million for 2006, 2005 and 2004, respectively. The after-tax amounts were $35 million, $47 million and $101 million, respectively, for 2006, 2005 and 2004. The compensation expense reflects awards vesting during the periods and changes in valuation of previously vested awards other than stock options.

Performance Units—Performance units represent the right to a cash amount, unless Lyondell’s Board of Directors determines to pay the performance units under the Incentive Plan in shares of common stock, equal to the market value at payout of a target number of shares of Lyondell common stock, adjusted for performance. The actual payout, ranging from 0% to 200% of the target number of performance units, is based on Lyondell’s three-year cumulative total shareholder return (common stock price growth plus dividends) relative to a chemical industry peer group. Performance units are accounted for as a liability award with compensation cost recognized over the performance period.

The following table summarizes performance unit activity for the year ended December 31, 2006 in thousands of units:

Number of Units
Outstanding at beginning of year	3,288
Granted	906
Paid	(1,412)
Forfeited	(44)

Outstanding at December 31, 2006	2,738

At December 31, 2006, the value of the liability related to the outstanding units was $65 million based on the December 31, 2006 market price of Lyondell common stock and the relative performance percentages of target awards outstanding. Cash payments of $68 million, $79 million and $15 million were distributed to participants during 2006, 2005 and 2004.

Stock Options—Stock options are granted with an exercise price of at least 100% of market value, have a contractual term of ten years and vest at a rate of one-third per year over three years, with accelerated vesting upon death, disability, retirement or change of control. However, all then-outstanding options of Lyondell, including Millennium options converted to Lyondell options upon Lyondell’s acquisition of Millennium, became immediately exercisable upon the closing, on November 30, 2004, of Lyondell’s acquisition of Millennium.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

23.	Share-Based Compensation – (Continued)

The following table summarizes activity, in thousands of shares and the weighted average exercise price per share, relating to stock options.

	2006		2005		2004
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	8,336	15.66	11,186	$14.93	11,336	$14.60
Granted	665	24.52	454	28.56	494	17.55
Conversion of Millennium options to Lyondell options	—	—	—	—	1,278	16.01
Exercised	(1,801)	14.37	(3,279)	14.91	(1,873)	14.48
Cancelled	(28)	19.71	(25)	19.52	(49)	14.50

Outstanding at end of year	7,172	16.80	8,336	15.66	11,186	14.93

Exercisable at end of year	6,204	15.39	7,882	14.92	11,186	14.93

The following table summarizes the weighted average remaining term and the aggregate intrinsic value of options outstanding and options exercisable at December 31, 2006:

Millions of dollars	Weighted Average Remaining Term	Aggregate Intrinsic Value
Outstanding at December 31, 2006	5 years	$65
Exercisable at December 31, 2006	5 years	64

The total intrinsic value of options exercised during the year ended December 31, 2006, was $20 million and the related tax benefit was $7 million.

The fair value of each option award is estimated, based on several assumptions, on the date of grant using a Black-Scholes option valuation model. Upon adoption of SFAS No. 123 (revised), Lyondell modified its methods used to determine these assumptions prospectively based on the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107. The fair value and the assumptions used for the stock option grants are shown in the table below. The expected volatility assumption is based on historical and implied volatility.

	2006	2005	2004
Fair value per share of options granted	$6.23	$9.64	$3.38
Fair value assumptions:
Dividend yield	3.43%	3.11%	6.38%
Expected volatility	39.80%	35%	35%
Risk-free interest rate	4.53%	4.24%	4.58%
Expected term, in years	6	10	10

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

23.	Share-Based Compensation – (Continued)

Stock options are accounted for as equity instruments, and compensation cost is recognized using graded vesting over the three-year vesting period. As of December 31, 2006, the unrecognized compensation cost related to stock options was $2 million, which is expected to be recognized over a weighted-average period of 2 years.

Restricted Stock—Lyondell’s restricted stock arrangements under the Incentive Plan are divided equally into a restricted stock grant and an associated deferred cash payment. These restricted stock arrangements typically vest at a rate of one-third per year over three years, with accelerated vesting upon death, disability, retirement or change in control. The associated deferred cash award, paid when the shares of restricted stock vest, is equal to the fair market value of the restricted stock issued on the vesting date. Restricted stock is accounted for as an equity award, while the deferred cash component is accounted for as a liability award. Compensation expense, based on the market price of Lyondell stock at the date of the grant for the restricted stock and, for the deferred cash components, the market price at the earlier of the vesting date or the balance sheet date, is recognized using graded-vesting over the three-year vesting period. At December 31, 2006, 222,275 unvested shares of restricted stock were outstanding.

Phantom Awards—At December 31, 2006, the equivalent of 2,799,031 shares were outstanding under the employee phantom award arrangements. These phantom awards are accounted for as liability awards and compensation cost is recognized using graded-vesting over the three-year vesting period.

24.	Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows for the years ended December 31:

Millions of dollars	2006	2005	2004
Interest paid	$587	$676	$443

Net income taxes paid (received)	$255	$43	$(3)

Interest and income tax cash activity includes Houston Refining prospectively from August 16, 2006 and Millennium and Equistar prospectively from December 1, 2004.

See Note 3 for the cash and noncash effects of Lyondell’s acquisition of Millennium and the resulting step acquisition of Equistar.

25.	Segment and Related Information

Lyondell operates in four reportable segments:

•

Ethylene, co-products and derivatives (“EC&D”), primarily manufacturing and marketing of ethylene; its co-products, including propylene, butadiene and aromatics; and derivatives, including ethylene oxide, ethylene glycol, polyethylene and VAM;

•

Propylene oxide and related products (“PO&RP”), including manufacturing and marketing of PO; co-products SM and TBA with its derivatives, MTBE, ETBE and isobutylene; PO derivatives, including PG, PGE and BDO; and TDI;

•	Refining; and
•	Inorganic chemicals, primarily manufacturing and marketing of TiO2 and related products.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25.	Segment and Related Information – (Continued)

At the time of the Millennium acquisition, Lyondell reassessed segment reporting based on the current management structure, including the impact of the integration of Millennium businesses into the Lyondell portfolio of existing businesses. Based on this analysis, Lyondell concluded that management is focused on the four segments listed previously. On February 26, 2007, Lyondell announced that it has signed an agreement for a proposed sale of Lyondell’s worldwide inorganic chemicals business (see Note 26).

Lyondell management evaluates the performance of the EC&D and PO&RP segments and allocates resources based on the integrated economics of ethylene, co-products and derivatives; and PO, co-products and derivatives of PO, respectively. TDI, like PO, is sold into polyurethanes markets and is included in the PO&RP segment.

Through August 15, 2006, the refining segment consisted of Lyondell’s equity investment in Houston Refining (see Note 9). The operations of Houston Refining are consolidated prospectively from August 16, 2006 (see Note 3), and include the effects of Lyondell’s acquisition from that date.

The inorganic chemicals segment resulted from the acquisition of Millennium on November 30, 2004. Operations of the inorganic chemicals segment are included in results prospectively from December 1, 2004. With the acquisition of Millennium, Equistar also became a consolidated subsidiary. Results of Equistar operations, in the EC&D segment, prior to December 2004 reflect Lyondell’s previous equity investment in Equistar (see Note 8).

The accounting policies of the segments are the same as those described in “Summary of Significant Accounting Policies” (see Note 2). Sales between segments are made at prices approximating prevailing market prices. No customer accounted for 10% or more of Lyondell’s consolidated sales during any year in the three year period ended December 31, 2006. However, prior to August 16, 2006, under the terms of Houston Refining’s previous agreement with CITGO, CITGO purchased substantially all of the refined products of the refining segment.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25.	Segment and Related Information – (Continued)

Summarized financial information concerning reportable segments is shown in the following table for the periods presented.

Millions of dollars	EC&D	PO&RP	Refining	Inorganic Chemicals	Other	Total
2006
Sales and other operating revenues:
Customers	$11,384	$6,655	$2,721	$1,354	$114	$22,228
Intersegment	1,863	364	427	—	(2,654)	—

	13,247	7,019	3,148	1,354	(2,540)	22,228
Operating income (loss)	867	403	383	(567)	(17)	1,069
Income (loss) from equity investments	—	5	73	—	—	78
Goodwill	276	1,056	—	316	—	1,648
Total assets	6,467	5,528	3,586	1,623	642	17,846
Capital expenditures	175	68	98	54	5	400
Depreciation and amortization expense	386	234	83	95	7	805

2005
Sales and other operating revenues:
Customers	$10,890	$6,261	$—	$1,360	$95	$18,606
Intersegment	1,301	307	—	—	(1,608)	—

	12,191	6,568	—	1,360	(1,513)	18,606
Operating income (loss)	950	316	—	18	(16)	1,268
Income from equity investments	—	1	123	—	—	124
Goodwill	281	1,071	—	943	—	2,295
Total assets	6,312	5,245	186	2,348	998	15,089
Capital expenditures	155	36	—	53	5	249
Depreciation and amortization expense	388	235	—	98	8	729

2004
Sales and other operating revenues:
Customers	$883	$4,960	$—	$97	$6	$5,946
Intersegment	107	24	—	—	(131)	—

	990	4,984	—	97	(125)	5,946
Operating income (loss)	113	48	—	7	(82)	86
Income from equity investments	141	7	303	—	—	451
Goodwill	270	1,080	—	875	—	2,225
Total assets	6,327	5,824	229	2,329	1,356	16,065
Capital expenditures	16	49	—	5	—	70
Depreciation and amortization expense	27	249	—	7	6	289

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25.	Segment and Related Information – (Continued)

Sales and other operating revenues and operating income (loss) in the “Other” column above include elimination of intersegment transactions and a business that is not a reportable segment in 2006, 2005 and 2004 and $64 million of purchased IPR&D charges in 2004.

In 2006, the operating income of the EC&D segment included a $106 million charge for impairment of the net book value of the Lake Charles, Louisiana ethylene facility; in the Refining segment, Lyondell had a loss from its equity investment in Houston Refining due to its 58.75% share, or $176 million, of the $300 million cost to terminate Houston Refining’s previous crude supply agreement; and in the inorganic chemicals segment, operating income included the goodwill and software impairment of $552 million. The operating income of the PO&RP segment for 2005 included a $195 million charge for impairment of the net book value of the Lake Charles, Louisiana, TDI plant (see Note 4).

The following table presents the details of “Total assets” as presented above in the “Other” column as of December 31, for the years indicated:

Millions of dollars	2006	2005	2004
Cash and cash equivalents	$446	$593	$804
Company-owned life insurance	151	145	145
Deferred tax assets	188	197	276
Non-reportable segment assets	93	86	95
Other assets, net	259	232	240
Eliminations	(495)	(255)	(204)

Total assets	$642	$998	$1,356

The following geographic data for revenues are based upon the delivery location of the product and for long-lived assets, the location of the assets.

	Revenues
Millions of dollars	2006	2005	2004
United States	$17,073	$13,713	$3,307
Non-U.S.	5,155	4,893	2,639

Total	$22,228	$18,606	$5,946

	Long-Lived Assets
Millions of dollars	2006	2005	2004
United States	$7,976	$5,529	$5,949
Non-U.S.:
The Netherlands	801	751	898
France	516	487	597
Other non-U.S.	632	539	609

Total non-U.S.	1,949	1,777	2,104

Total	$9,925	$7,306	$8,053

26.	Subsequent Event

On February 26, 2007, Lyondell announced that it has signed an agreement for a proposed sale of Lyondell’s worldwide inorganic chemicals business for $1.05 billion, in cash, plus the assumption of specified liabilities. The amount will be adjusted up or down depending on the change in value of net working capital, cash and specified indebtedness as of the closing date. Closing is anticipated to occur in the first half of 2007.

Beginning in the first quarter of 2007, the inorganic chemicals business segment will be reported as a discontinued operation, including comparative periods presented. As of December 31, 2006, the affected assets and liabilities of the inorganic chemicals business are summarized as follows:

Millions of dollars
Current assets	$635
Property, plant and equipment	606
Goodwill	316
Other noncurrent assets	87

Total assets	$1,644

Current liabilities	329
Noncurrent liabilities	225
Minority interest	40

Total liabilities	$594

See also Note 4 for additional information about the impairment of goodwill and Note 25 for additional financial information related to the inorganic chemicals business segment.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27.	Unaudited Quarterly Results

	For the quarter ended
Millions of dollars, except per share data	March 31	June 30	September 30	December 31
2006
Sales and other operating revenues (a)	$4,757	$5,072	$6,154	$6,245
Operating income (loss) (a) (b)	432	293	382	(38)
Income (loss) from equity investments (a) (b)	90	89	(102)	1
Net income (loss) (a) (b) (c)	290	160	57	(321)
Earnings (loss) per share: (a) (b) (c) (e)
Basic	1.18	0.65	0.23	(1.29)
Diluted	1.12	0.62	0.22	(1.29)
2005
Sales and other operating revenues	$4,440	$4,376	$4,790	$5,000
Operating income (d)	501	339	65	363
Income (loss) from equity investments	68	18	55	(17)
Net income (d)	254	126	10	141
Earnings per share:
Basic (d) (e)	1.04	0.51	0.04	0.57
Diluted (d) (e)	0.98	0.48	0.04	0.54

(a)	The operations of Houston Refining are consolidated prospectively from August 16, 2006. Prior to August 16, 2006, Lyondell accounted for its investment in Houston Refining using the equity method (see Notes 3 and 9).
(b)	The fourth quarter 2006 included a $552 million pretax charge, $549 million after-tax, or $2.10 per share, for impairment of the carrying value of goodwill and certain software costs related to the inorganic chemicals segment. The third quarter 2006 included a $106 million pretax charge, $69 million after tax, or $0.26 per share, for impairment of the net book value of the Lake Charles, Louisiana ethylene facility, and a loss from Lyondell’s equity investment in Houston Refining due to its 58.75% share, or $176 million pretax, $114 million after tax, or $0.44 per share, of the $300 million cost to terminate Houston Refining’s previous crude supply agreement.
(c)	The first quarter 2006 included $74 million pretax, $48 million after tax, or $0.18 per share, representing net payments received by Lyondell, including reimbursement of legal fees and expenses from Houston Refining, in settlement of all disputes among Lyondell, CITGO and PDVSA and their respective affiliates.
(d)	The third quarter 2005 included a $195 million pretax charge, $127 million after tax, or $0.49 per share, for impairment of the net book value of the Lake Charles, Louisiana, TDI facility.
(e)	Earnings per common share calculations for each of the quarters are based upon the weighted average number of shares outstanding for each period (basic earnings per share). The sum of the quarters may not necessarily be equal to the full year earnings per share amount.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

28.	Supplemental Guarantor Information

Certain Lyondell entities are guarantors, jointly and severally, of the following LCC debt (see Note 15):-

•	Senior Secured Notes due 2012, 11.125%

•	Senior Secured Notes due 2013, 10.5%

•	Senior Unsecured Notes due 2014, 8%

•	Senior Unsecured Notes due 2016, 8.25%, and

•	Senior Subordinated Notes due 2009, 10.875%.

Guarantors include certain Lyondell subsidiaries, which have direct and indirect investments in Lyondell’s chemical production facilities in the U.S., The Netherlands and France; certain Lyondell entities, which hold and license technology to other Lyondell affiliates and to third parties, make loans to other Lyondell affiliates or which own equity interests in Equistar and Houston Refining; and, from August 16, 2006, Houston Refining.

The Guarantors are all 100% owned subsidiaries of Lyondell. The guarantees are joint and several and full and unconditional.

Equistar is the issuer of 7.55% Debentures due 2026, which are guaranteed by LCC. As a result of Lyondell’s November 30, 2004 acquisition of Millennium, Equistar became a wholly-owned subsidiary of Lyondell and is a subsidiary issuer.

As a result of Lyondell’s purchase of its partner’s 41.25% equity interest in Houston Refining and Lyondell’s resulting 100% ownership of Houston Refining, the operations of Houston Refining are consolidated prospectively from August 16, 2006. Prior to August 16, 2006, Lyondell accounted for its investment in Houston Refining using the equity method (see Notes 3 and 9 for additional information).

Lyondell’s wholly-owned subsidiary, Millennium, is currently prohibited from making restricted payments, including paying certain dividends, pursuant to the provisions of restrictive covenants in Millennium’s credit facilities and indentures. Millennium’s net assets at December 31, 2006 totaled $1,823 million. During each of 2006, 2005 and 2004, LCC’s cash dividends from its consolidated subsidiaries were less than $1 million. Aggregate maturities of LCC long-term debt during the next five years are $18 million in 2007, $18 million in 2008, $518 million in 2009, $118 million in 2010, $18 million in 2011 and $4.3 billion thereafter.

The following condensed consolidating financial information present supplemental information as of December 31, 2006 and 2005 and for the three years ended December 31, 2006. In this note, LCC refers to the parent company, Lyondell Chemical Company.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

BALANCE SHEET

As of December 31, 2006

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
Inventories	$246	$343	$809	$868	$(7)	$2,259
Accounts receivable - affiliates	3,223	1,644	221	510	(5,598)	—
Other current assets	308	337	1,128	1,114	—	2,887
Property, plant and equipment, net	573	2,805	2,846	2,923	—	9,147
Investments and long-term receivables	5,685	3,686	59	1,302	(9,836)	896
Long-term receivables - affiliates	2,816	2,054	—	267	(5,137)	—
Goodwill, net	699	142	—	807	—	1,648
Other assets, net	268	118	296	327	—	1,009

Total assets	$13,818	$11,129	$5,359	$8,118	$(20,578)	$17,846

Current maturities of long-term debt	$18	$—	$—	$4	$—	$22
Accounts payable – affiliates	2,192	2,402	174	830	(5,598)	—
Other current liabilities	663	587	1,043	892	—	3,185
Long-term debt	4,954	—	2,160	904	—	8,018
Long-term payables – affiliates	1,557	2,839	—	741	(5,137)	—
Other liabilities	456	118	377	710	—	1,661
Deferred income taxes	790	—	—	808	—	1,598
Minority interests	—	—	1	173	—	174
Stockholders’ equity	3,188	5,183	1,604	3,056	(9,843)	3,188

Total liabilities and stockholders’ equity	$13,818	$11,129	$5,359	$8,118	$(20,578)	$17,846

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF INCOME

For the year ended December 31, 2006

Millions of dollars	LCC	Guarantors	Equistar	Non-Guarantors	Eliminations	Consolidated
Sales and other operating revenues	$4,035	$3,149	$12,765	$5,579	$(3,300)	$22,228
Cost of sales	3,815	2,759	11,562	4,932	(3,296)	19,772
Asset impairments	—	—	135	538	—	673
Selling, general and administrative expenses	165	13	210	232	—	620
Research and development expenses	39	(4)	34	25	—	94

Operating income (loss)	16	381	824	(148)	(4)	1,069
Interest income (expense), net	(362)	10	(210)	(29)	1	(590)
Other income (expense), net	(47)	71	—	12	—	36
Income from equity investments	512	880	—	150	(1,464)	78
Intercompany income (expense)	(311)	473	—	(162)	—	—
(Provision for) benefit from income taxes	378	(654)	—	(131)	—	(407)

Net income	$186	$1,161	$614	$(308)	$(1,467)	$186

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF CASH FLOW

For the year ended December 31, 2006

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(50)	$1,475	$807	$781	$(1,791)	$1,222

Expenditures for property, plant and equipment	(42)	(98)	(168)	(92)	—	(400)
Acquisition of Houston Refining LP and related payments, net of cash acquired	(2,558)	53	—	—	—	(2,505)
Distributions from affiliates in excess of earnings	117	—	—	—	—	117
Contributions and advances to affiliates	(87)	—	—	—	1	(86)
Loans to affiliates	—	(431)	—	(293)	724	—
Other	2	2	2	1	(1)	6

Net cash used in investing activities	(2,568)	(474)	(166)	(384)	724	(2,868)

Issuance of long-term debt	4,356	—	—	1	—	4,357
Repayment of long-term debt	(2,238)	—	(150)	(289)	—	(2,677)
Proceeds from notes payable to affiliates	724	—	—	—	(724)	—
Dividends paid	(223)	(333)	—	(288)	621	(223)
Proceeds from stock option exercises	27	—	—	—	—	27
Distributions to owners	—	(595)	(575)	(1)	1,171	—
Contributions from owners	—	1	—	—	(1)	—
Other	1	6	2	(2)	—	7

Net cash provided by (used in) financing activities	2,647	(921)	(723)	(579)	1,067	1,491

Effect of exchange rate changes on cash	—	—	—	8	—	8

Increase (decrease) in cash and cash equivalents	29	80	(82)	(174)	—	(147)
Cash and cash equivalents at beginning of period	63	—	215	315	—	593

Cash and cash equivalents at end of period	$92	$80	$133	$141	$—	$446

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

BALANCE SHEET

As of December 31, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
Inventories	$232	$—	$657	$776	$(8)	$1,657
Accounts receivable-affiliates	2,453	1,420	155	611	(4,639)	—
Other current assets	405	—	1,037	1,207	—	2,649
Property, plant and equipment, net	574	—	3,063	2,893	—	6,530
Investments and long-term receivables	5,608	3,538	61	1,290	(9,421)	1,076
Long-term receivables-affiliates	607	1,379	—	200	(2,186)	—
Goodwill, net	713	142	—	1,440	—	2,295
Other assets, net	216	24	347	295	—	882

Total assets	$10,808	$6,503	$5,320	$8,712	$(16,254)	$15,089

Current maturities of long-term debt	$—	$—	$150	$169	$—	$319
Accounts payable – affiliates	2,124	1,682	61	772	(4,639)	—
Other current liabilities	555	—	949	747	—	2,251
Long-term debt	2,751	—	2,161	1,062	—	5,974
Long-term payables – affiliates	1,022	508	—	656	(2,186)	—
Other liabilities	551	4	415	816	—	1,786
Deferred income taxes	797	—	—	774	—	1,571
Minority interests	—	—	1	179	—	180
Stockholders’ equity	3,008	4,309	1,583	3,537	(9,429)	3,008

Total liabilities and stockholders’ equity	$10,808	$6,503	$5,320	$8,712	$(16,254)	$15,089

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF INCOME

For the year ended December 31, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non-Guarantors	Eliminations	Consolidated
Sales and other operating revenues	$3,979	$1	$11,686	$4,988	$(2,048)	$18,606
Cost of sales	3,690	8	10,487	4,352	(2,043)	16,494
Asset impairments	195	—	—	15	—	210
Selling, general and administrative expenses	147	1	198	197	—	543
Research and development expenses	34	—	33	24	—	91

Operating income (loss)	(87)	(8)	968	400	(5)	1,268
Interest income (expense), net	(354)	9	(218)	(40)	—	(603)
Other income (expense), net	(45)	(22)	(1)	29	—	(39)
Income from equity investments	1,016	1,049	—	184	(2,125)	124
Intercompany income (expense)	(350)	495	—	(145)	—	—
(Provision for) benefit from income taxes	351	(445)	(1)	(124)	—	(219)

Net income	$531	$1,078	$748	$304	$(2,130)	$531

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF CASH FLOW

For the year ended December 31, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$539	$1,030	$1,047	$933	$(1,955)	$1,594

Expenditures for property, plant and equipment	(20)	—	(153)	(76)	—	(249)
Distributions from affiliates in excess of earnings	263	180	—	3	(263)	183
Contributions and advances to affiliates	(148)	—	—	(10)	10	(148)
Loans to affiliates	—	(15)	—	(343)	358	—
Other	—	—	3	—	—	3

Net cash provided by (used in) investing activities	95	165	(150)	(426)	105	(211)

Repayment of long-term debt	(1,137)	—	(1)	(374)	—	(1,512)
Issuance of long-term debt	—	—	—	100	—	100
Proceeds from notes payable to affiliates	358	—	—	—	(358)	—
Dividends paid	(222)	(325)	—	(274)	599	(222)
Proceeds from stock option exercises	48	—	—	—	—	48
Distributions to owners	—	(870)	(725)	(24)	1,619	—
Contributions from owners	—	—	—	10	(10)	—
Other	(1)	—	5	2	—	6

Net cash used in financing activities	(954)	(1,195)	(721)	(560)	1,850	(1,580)

Effect of exchange rate changes on cash	—	—	—	(14)	—	(14)

Increase (decrease) in cash and cash equivalents	(320)	—	176	(67)	—	(211)
Cash and cash equivalents at beginning of period	383	—	39	382	—	804

Cash and cash equivalents at end of period	$63	$—	$215	$315	$—	$593

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF INCOME

For the year ended December 31, 2004

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
Sales and other operating revenues	$3,003	$2	$944	$2,692	$(695)	$5,946
Cost of sales	2,879	8	797	2,471	(691)	5,464
Asset impairments	—	—	—	4	—	4
Selling, general and administrative expenses	178	2	33	74	—	287
Research and development expenses	34	—	5	2	—	41
Purchased in-process research and development	—	—	—	64	—	64

Operating income (loss)	(88)	(8)	109	77	(4)	86
Interest income (expense), net	(432)	5	(19)	(3)	—	(449)
Other income (expense), net	(21)	2	—	8	—	(11)
Income from equity investments	549	709	—	—	(807)	451
Intercompany income (expense)	(238)	347	—	(109)	—	—
(Provision for) benefit from income taxes	284	(315)	—	8	—	(23)

Net income (loss)	$54	$740	$90	$(19)	$(811)	$54

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF CASH FLOWS

For the year ended December 31, 2004

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated
Net cash provided by operating activities	$87	$684	$115	$523	$(1,055)	$354

Expenditures for property, plant and equipment	(35)	—	(16)	(19)	—	(70)
Distributions from affiliates in excess of earnings	102	82	—	—	(89)	95
Contributions and advances to affiliates	(113)	—	—	—	60	(53)
Cash received in acquisition of Millennium & Equistar	—	—	85	367	—	452
Loans to affiliates	—	(15)	—	(353)	368	—

Net cash provided by (used in) investing activities	(46)	67	69	(5)	339	424

Repayment of long-term debt	(315)	—	—	(4)	—	(319)
Issuance of long-term debt	—	—	—	4	—	4
Proceeds from notes payable to affiliates	368	—	—	—	(368)	—
Dividends paid	(127)	(226)	—	(170)	396	(127)
Distributions to owners	—	(525)	(145)	(78)	748	—
Contributions from owners	—	—	—	60	(60)	—
Proceeds from stock option exercises	25	—	—	—	—	25
Other, net	(1)	—	—	2	—	1

Net cash used in financing activities	(50)	(751)	(145)	(186)	716	(416)

Effect of exchange rate changes on cash	—	—	—	4	—	4

Increase (decrease) in cash and cash equivalents	(9)	—	39	336	—	366
Cash and cash equivalents at beginning of period	392	—	—	46	—	438

Cash and cash equivalents at end of period	$383	$—	$39	$382	$—	$804